Exhibit 1

                            SHARE EXCHANGE AGREEMENT


                                  BY AND AMONG


                              QUALITY DINING, INC.,


                             BRUEGGER'S CORPORATION,


                                 NORDAHL L. BRUE


                                       AND


                               MICHAEL J. DRESSELL


                                   DATED AS OF


                                SEPTEMBER 3, 1997




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                                TABLE OF CONTENTS

                                                                         Page

 1.       Definitions; Rules of Construction.............................. 2
          (a)      Certain Definitions.................................... 2
          (b)      Rules of Construction..................................11

 2.       Exchange of Brueggers Shares; Closing...........................12

 3.       Net Working Capital Adjustment..................................13
          (a)      Estimated Adjustment...................................13
          (b)      Preparation and Delivery of Proposed Final Closing Date
                   Balance Sheet..........................................14
          (c)      Resolution of Disagreement.............................15
          (d)      Cooperation............................................17

 4.       Representations and Warranties of QDI...........................17
          (a)      Organization, Etc......................................17
          (b)      Authorization; Execution; Binding Effect...............18
          (c)      Capitalization.........................................19
          (d)      No Conflicting Agreements or Charter Provisions........20
          (e)      Litigation.............................................21
          (f)      Environmental Matters..................................21
          (g)      Bagel Companies........................................22
          (h)      Audited Financial Statements...........................23
          (i)      No Undisclosed Liabilities.............................23
          (j)      Default................................................23
          (k)      Compliance with Laws...................................24
          (l)      No Adverse Changes.....................................25
          (m)      Intellectual Property..................................27
          (n)      Certain Transactions...................................29
          (o)      Pension and Benefit....................................29
          (p)      Tax Matters............................................31
          (q)      Material Contracts.....................................33
          (r)      Insurance..............................................35
          (s)      Labor Matters..........................................36
          (t)      Real Property; Leases of Real Property.................37
          (u)      Personal Property......................................37
          (v)      Title to Assets........................................38
          (w)      Brokers and Finders....................................38
          (x)      Excluded Stores........................................38

 5.       Representations and Warranties of the Holders...................38
          (a)      Ownership..............................................38
          (b)      Execution; Binding Effect..............................39
          (c)      No Conflicting Provisions..............................39
          (d)      Investment Representations.............................40
          (e)      Litigation.............................................40
          (f)      Brokers and Finders....................................41
          (g)      Financing Commitments..................................41

 6.       Conditions to the Obligations of the Holders and QDI............41

 7.       Additional Conditions to the Obligation of QDI..................41
          (a)      Representations and Warranties.........................42
          (b)      Performance............................................42
          (c)      Absence of Proceedings.................................42
          (d)      TCB Credit Agreement...................................42

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           (e)      Transitional Services Agreement....................... 43
           (f)      Closing under the Subsidiary Merger Agreement......... 43
           (g)      Opinion of the Holders' Special Counsel............... 43
           (h)      Tax Certificate....................................... 43
           (i)      QDI Shares............................................ 43
           (j)      Resignation of Directors.............................. 43
           (k)      Releases.............................................. 43
           (l)      Subordinated Note..................................... 44
           (m)      Repayment of Intercompany Debt........................ 44
           (n)      Escrow Agreement...................................... 44
           (o)      Franchisee Claim Guarantee............................ 44
           (p)      Other Matters......................................... 44

  8.  Additional Conditions to the Obligations of the Holders............. 45
           (a)      Representations and Warranties........................ 45
           (b)      Performance........................................... 45
           (c)      Absence of Proceedings................................ 46
           (d)      Resignations.......................................... 46
           (e)      Transitional Services Agreement....................... 46
           (f)      Closing under the Subsidiary Merger Agreement......... 46
           (g)      Termination of Certain Employees...................... 46
           (h)      Brueggers Shares...................................... 46
           (i)      Financing............................................. 47
           (j)      TCB Credit Agreement.................................. 47
           (k)      Good Standings; etc................................... 47
           (l)      Officer's Certificate of QDI.......................... 47
           (m)      Releases.............................................. 48
           (n)      Assumption of Obligations Relating to Excluded Assets. 48
           (o)      Tax Certificate....................................... 48
           (p)      Opinion of the Counsel to QDI......................... 48
           (q)      No Indebtedness....................................... 48
           (r)      Termination of Certain Contracts...................... 49
           (s)      Other Matters......................................... 49

  9.  Covenants of QDI.................................................... 49
           (a)      Conduct of Business................................... 49
           (b)      Access to Documents; Opportunity to Ask Questions..... 50
           (c)      Cooperation with the Holders.......................... 51
           (d)      Regulatory Approvals and Other Consents............... 51
           (e)      Reasonable Commercial Efforts......................... 51
           (f)      Supplements........................................... 52
           (g)      Settlements and Directors' and Officers' Liability
                    Insurance............................................. 52
           (h)      Consent of TCB........................................ 53

  10.      Covenants of the Holders....................................... 53
           (a)      Cooperation with QDI.................................. 53
           (b)      Regulatory Approvals and Other Consents............... 54
           (c)      Reasonable Commercial Efforts......................... 54
           (d)      Employee Benefits..................................... 54
           (e)      Settlements........................................... 55
           (f)      Funding Escrow Account................................ 55

  11.      Publicity; Confidentiality; Preservation of Records............ 56

  12.      Indemnification................................................ 58
           (a)      QDI Indemnification................................... 58
           (b)      Holders/Brueggers Indemnification..................... 60
           (c)      Procedures for Claims................................. 61


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           (d)      Certain Limitations on Remedies....................... 64
           (e)      Indemnifiable Franchisee Claims....................... 64
           (f)      Other Matters......................................... 68
           (g)      Allocations........................................... 69

  13.      Tax Indemnification and Other Matters.......................... 70

  14.      Termination.................................................... 76

  15.      Notices........................................................ 77

  16.      Non-Competition................................................ 78

  17.      General........................................................ 79
           (a)      Entire Agreement...................................... 79
           (b)      Survival.............................................. 79
           (c)      Further Assurances.................................... 80
           (d)      Amendment; Waiver..................................... 80
           (e)      Binding Effect; Assignment............................ 80
           (f)      Section Headings...................................... 81
           (g)      Governing Law......................................... 81
           (h)      Severability.......................................... 81
           (i)      Expenses.............................................. 81
           (j)      Counterparts.......................................... 81
           (k)      No Third Party Beneficiaries.......................... 81
           (l)      Tax Certificates...................................... 82


Annex I           The Bagel Companies
Annex II          Agreed Procedures
Annex III         QDI Responsibility Employees
Annex IV          Excluded Stores
Annex V           Benefit Plans to be Provided to Bagel Employees by the Bagel
                  Companies  Post-Closing
Annex VI          Franchisee Claims for which QDI Receives Credit Towards
                  Indemnifiable Franchisee Claims

Exhibit A         Subordinated Note
Exhibit B         Transitional Services Agreement
Exhibit C         Opinion of Weil, Gotshal & Manges LLP
Exhibit D         Tax Certificate
Exhibit E         Releases of QDI and Fitzpatrick by each of Brue, Dressell and
                  Austin
Exhibit F-1       Escrow Agreement
Exhibit F-2       Franchisee Claim Guarantee
Exhibit G         Releases of Brue, Dressel, Austin and Schonberg by QDI and
                  Fitzpatrick
Exhibit H         Assumption Agreement
Exhibit I         Opinion of Baker & Daniels
Exhibit J         Opinion of Milbank, Tweed, Hadley & McCloy
Exhibit K         Opinion of the General Counsel of QDI

                            SHARE EXCHANGE AGREEMENT
                            ------------------------

                  THIS SHARE EXCHANGE AGREEMENT (this "Agreement"), dated as of September 3, 1997, by and among Quality Dining, Inc., an Indiana corporation ("QDI"), Bruegger's Corporation, a Delaware corporation wholly owned by QDI ("Brueggers"), Nordahl L. Brue, an individual ("Brue"), and Michael J. Dressell, an individual ("Dressell" and, collectively with Brue, the "Holders").

                              W I T N E S S E T H:

                  WHEREAS, QDI, through certain of its direct and indirect subsidiaries (including Brueggers) listed on Annex I hereto (collectively with Brueggers, the "Bagel Companies"), are engaged in the business of franchising, owning and operating Brueggers bagel bakeries throughout the United States (the "Bagel Business"); and

                  WHEREAS, the Holders own an aggregate of 4,310,740 shares (the "QDI Shares") of common stock, no par value, of QDI ("QDI Common Stock"); and

                  WHEREAS, QDI desires to exchange all of the issued and outstanding shares of common stock, par value $.01 per share, of Brueggers (the "Brueggers Shares") for the QDI Shares owned by the Holders and the Holders desire to so exchange the QDI Shares for the Brueggers Shares, all in accordance with the terms and subject to the conditions hereinafter set forth; and

                  WHEREAS, as of the date hereof, LETHE LLC, a Delaware limited liability company whose members include Affiliates (as hereinafter defined) of the Holders ("LETHE"), Bagel Disposition Corporation, a Delaware corporation and wholly-owned subsidiary of QDI ("BDC"), and QDI have entered into the Agreement and Plan of Merger, pursuant to which, upon the

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terms and subject to the conditions thereof, each of the Direct Subsidiaries (as hereinafter defined) will merge with and into BDC and, immediately thereafter, BDC will merge with and into LETHE (the "Subsidiary Merger Agreement");

                  NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants hereinafter contained, the parties hereto, intending to be legally bound, hereby agree as follows:

                  1.       Definitions; Rules of Construction.
                           ----------------------------------

                  (a) Certain Definitions. The following terms, as used herein, have the following meanings:

                  "Acquired Company" has the meaning set forth in Section 16.

                  "Affiliate" means, as to any Person, any other Person which, directly or indirectly, controls, is controlled by or is under common control with such Person. For the purposes of this definition and of the definition of Subsidiary, "control" means the possession of the power to direct or cause the direction of management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

                  "Affiliate Franchise Fees" means franchise fees received by BFC from "Bruegger's" bagel stores owned by the Holders, Brueggers, Lethe or any of their respective Affiliates from and after the Closing Date.

                  "Agreed Procedures" shall mean the procedures set forth in Annex II hereto.
                  "Apollo Investment Agreement" shall mean that certain Investment agreement dated as of February 14, 1997 among Apollo Investment Fund III, L.P., Apollo Overseas Partners III, L.P. and Apollo (UK) Partners III, L.P. (collectively, the "Apollo Parties").

                  "Audited Financial Statements" means the audited combined Statement of Net Assets to be Sold and the audited combined Statement of Revenues and Direct Operating Expenses of the Bagel Companies as of May 11, 1997 and for the two fiscal quarters then ended.

                  "Austin" means David T. Austin, an individual.

                  "Bagel Business" has the meaning set forth in the forepart of this Agreement.

                  "Bagel Companies" has the meaning set forth in the forepart of this Agreement.
                  "Bagel Employee" has the meaning set forth in Section 4(s).

                  "Bagel Subsidiaries" means all of the Bagel Companies other than the Direct Subsidiaries and BDC.

                  "BDC" has the meaning set forth in the forepart of this Agreement.
                  "Benefit Plans" has the meaning set forth in Section 4(o)(i).

                  "BFC" has the meaning set forth in Section 10(f).

                  "Brue" has the meaning set forth in the forepart of this Agreement.

                  "Brueggers" has the meaning set forth in the forepart of this Agreement.
                  "Brueggers Acquisition Date" means June 7, 1996.

                  "Brueggers Common Stock" has the meaning set forth in
Section 4(c).

                  "Brueggers Intellectual Property Rights" has the meaning set forth in Section 4(m)(iii).

                  "Brueggers Shares" has the meaning set forth in the forepart of this Agreement.


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                  "Business Day" means any day other than Saturday, Sunday and any day on which banks are required or authorized to close in New York City.

                  "Closing" has the meaning set forth in Section 2(b).

                  "Closing Date" has the meaning set forth in Section 2(b).

                  "Code" means the Internal Revenue Code of 1986, as amended.

                  "Competing Business" has the meaning set forth in Section 16.

                  "Contract" means any contract, agreement, lease, indenture, note, bond, loan agreement, instrument, lien, conditional sales contract, mortgage, license, franchise, insurance policy, commitment or other binding understanding or arrangement. "Damages" has the meaning set forth in Section 12(a).

                  "Direct Subsidiaries" means Bagel Acquisition Corporation, an Indiana corporation, Best Bagels, Inc., an Indiana corporation, Mohold Franchise Corporation, an Indiana corporation, and Mohold Inc., a Colorado corporation.
                  "Dressell" has the meaning set forth in the forepart of this Agreement.

                 "ERISA" means the Employee Retirement Income Security Act of 1974 (or any successor legislation thereto), as amended from time to time.

                  "Environmental Laws" has the meaning set forth in Section
4(f).

                  "Escrow Account" has the meaning set forth in Section 10(f).

                  "Escrow Agent" has the meaning set forth in Section 7(n).

                  "Escrow Agreement" has the meaning set forth in Section 7(n).

                  "Estimated Closing Date Balance Sheet" has the meaning set forth in Section 3(a).
                  "Exchange Act" means the Securities Exchange Act of 1934, as amended.

                  "Excluded Accounts Receivable" means each account receivable relating to the Bagel Business that is over seventy-five (75) days old on the Closing Date and for which there is no written agreement for repayment which provides that at least fifty percent (50%) of the amount then due will be paid within six (6) months of the Closing and the remaining amount will be paid within one (1) year of the Closing; provided that "Excluded Accounts Receivable" shall not include any accounts receivable due from either of the Holders or any of their respective Affiliates.

                  "Excluded Assets" means (i) all leases and other assets in respect of the Excluded Stores and the Burlington, Vermont regional office of Brueggers, (ii) the Franchisee Promissory Note and (iii) the Excluded Accounts Receivable.

                  "Excluded Liabilities" means all liabilities and other obligations, whether known or unknown, fixed or contingent, liquidated or unliquidated, accrued or unaccrued, in respect of (i) the Excluded Assets, (ii) the Apollo Investment Agreement, (iii) any employee benefit plans subject to Code Section 412 or Title IV of ERISA which, as of the Closing Date, are, or within the preceding six years were, maintained or contributed to by QDI or any of its Affiliates, (iv) Severance Expenses related to Bagel Employees terminated
(A) prior to the Closing or (B) by any of the Bagel Companies following the Closing if such employees were QDI Responsibility Employees on the Closing Date but are not listed on Annex III hereto, (v) liabilities in respect of the Benefit Plans as of the Closing Date, (vi) the Florida Guarantee, (vii) the Finn Employment Agreement and (viii) workers compensation arising under or in connection with any Bagel Employee's employment with any of the Bagel Companies on or prior to the Closing Date.

                  "Excluded Stores" means all stores or commissaries that (i)(A) were intended to be used in the Bagel Business or (B) were used in the Bagel Business and (ii) were not open and operating on the date hereof, which stores are listed on Annex IV hereto.

                  "Final Closing Date Balance Sheet" has the meaning set forth in Section 3(b).

                  "Financing Commitments" means the commitments for financing delivered by the Holders concurrently with the execution and delivery of this Agreement.

                  "Finn Employment Agreement" shall mean any contract between Stephen Finn and QDI or any of its Subsidiaries.

                  "Fitzpatrick" means Daniel Fitzpatrick, an individual.

                  "Florida Guarantee" means that certain $4.5 million guarantee by QDI or its Subsidiaries of certain obligations of BFBC Ltd.

                  "Franchisee Claim Guarantee" has the meaning set forth in
Section 7(o).

                  "Franchisee Claims" means (i) any claim, action, suit or proceeding pending on the date hereof (including the prior proceeding brought by the franchisee of the Bagel Business listed on Schedule 1(a)) or (ii) any claim threatened or asserted or any action, suit or proceeding (at law or in equity, in any court of competent jurisdiction) which is commenced against QDI, any of the Bagel Companies or either of the Holders or any of their respective Affiliates on or after the date hereof and on or prior to the eighteenth-month anniversary of the Closing Date, in each case, by a current or former franchisee, or its Affiliates, of the Bagel Business which arises out of or relates to any of the following, in each case, occurring prior to the Closing
Date: (A) the operation of the Bagel

Business, (B) alleged violation of franchise or securities laws in connection with the purchase and sale of franchises, (C) breach of promise to purchase the franchisee's business or lend money to the franchisee or (D) common law fraud.

                  "Franchisee Promissory Note" means the promissory note issued by the franchisee of the Bagel Business to QDI listed on Schedule 1(a).

                  "GAAP" means generally accepted accounting principles in the United States of America as in effect from time to time set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and the statements and pronouncements of the Financial Accounting Standards Board, or in such other statements by such other entity as may be in general use by significant segments of the accounting profession, which are applicable to the circumstances as of the date of determination.
                  "Governmental Body" means any government or governmental or regulatory body of any country or any political subdivision thereof (whether federal, state, local or foreign), any agency, instrumentality or authority of any such government, any court of competent jurisdiction or any arbitrator.

                  "Guarantors" has the meaning set forth in Section 7(o).

                  "Hart-Scott Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

                  "Holders" has the meaning set forth in the forepart of this Agreement.

                  "Indemnifiable Franchisee Claims" means Franchisee Claims in respect of which the aggregate Damages payable by the Indemnified Parties do not exceed $14,000,000 (without giving effect to insurance recoveries as provided in Section 12(e)).

                  "Indemnified Party" has the meaning set forth in
Section 12(c)(ii).

                  "Indemnifying Party" has the meaning set forth in
Section 12(c)(ii).

                  "Independent Accountants" has the meaning set forth in
Section 3(c).

                  "Intellectual Property Right" means any trademark, service mark, trade name, invention, patent, trade secret, copyright, know-how (including any registrations or applications for registration of any of the foregoing), or any other similar type of proprietary intellectual property right.
                  "Inventory" means all inventory, merchandise, goods and other personal property owned by the Bagel Companies which are held for sale.

                  "IRS" means the United States Internal Revenue Service.

                  "LETHE" has the meaning set forth in the forepart of this Agreement.

                  "Lien" means any mortgage, claim, encumbrance, deed of trust, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), security interest or preference, priority or other security agreement.

                  "Litigation Certificate" has the meaning set forth in Section 12(e).

                  "Material Adverse Effect" means a material adverse effect on the financial condition, results of operations, assets, liabilities, business or properties of the Bagel Companies, considered as a whole.

                  "Net Working Capital" means (A) the sum of accounts receivable (minus Excluded Accounts Receivable), inventory, prepaid expenses, deposits (excluding any amounts historically reflected as pre-opening expenses), less (B) the sum of accounts payable, accrued expenses, unearned income, capitalized lease obligations and any other noncurrent liabilities, in each case excluding the Franchisee Promissory Note and any working capital items relating to Excluded Stores, all as reflected on the Final Closing Date Balance Sheet.

                  "OSHA" means the federal Occupational Safety and Health Act and any similar state or local statutes.

                  "PBGC" means the Pension Benefit Guaranty Corporation, or any successor thereto.

                  "Person" means any individual, corporation, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Body or other entity.

                  "Prevailing Rate" means the rate announced from time to time by Chase Manhattan Bank as its prime rate.

                  "QDI" has the meaning as set forth in the forepart of this Agreement.

                  "QDI Consolidated or Combined Returns" has the meaning set forth in Section 13(c)(i).

                  "QDI Responsibility Employees" shall mean all Persons who are or were employees of the Bagel Companies on or prior to the Closing Date, other than those who are employed as of the Closing Date at the store or commissary level (except at Excluded Stores) or as district managers.

                  "Schonberg" means Steven P. Schonberg, an individual.

                  "Securities Act" means the Securities Act of 1933, as amended.

                  "Settlement Certificate" has the meaning set forth in Section 12(f).

                  "Severance Expenses" means all liabilities or obligations arising under or in connection with, and all expenses relating to, the termination of employment of any employee of any of the Bagel Companies, including, without limitation, liabilities or obligations with respect to: (i) any and all Benefits Plans, (ii) severance benefits required to be made to such individuals, (iii) liabilities under WARN, (iv) group health continuation requirements of Section 4980B of the Code and Part 6 of Title I of ERISA, (v) any deferred compensation plan, program, agreement, arrangement or the like operated by any of the Bagel Companies, and (vi) workers compensation arising under or in connection with such terminated employee's employment with any of the Bagel Companies on or prior to the Closing Date.

                  "Statement" has the meaning set forth in Section 13(c)(iii).

                  "Subordinated Note" means the junior subordinated promissory note to be issued by Brueggers to QDI pursuant to this Agreement in the principal amount of $10 million, such note to be in the form of Exhibit A hereto.

                  "Subsidiary" means, with respect to any Person, any other Person which is, directly or indirectly, controlled by such Person. For purposes of this Agreement each of the Bagel Companies shall be deemed a "Subsidiary" of QDI.

                  "Subsidiary Merger Agreement" has the meaning set forth in the forepart of this Agreement.

                  "Tax Certificate" has the meaning set forth in Section 7(h).

                  "Tax Laws" means the Code, any federal, state, county or local laws relating to Taxes and any regulations or official administrative pronouncements released thereunder.

                  "Tax Returns" means any report, return, statement or other information required to be supplied to a taxing authority in connection with Taxes.

                  "Taxes" means all taxes, charges, fees, levies, or other similar assessments, including (a) income, gross receipts, ad valorem, premium, excise, real property, personal property, windfall profit, sales, use, transfer, licensing, withholding, employment, payroll, alternative or add-on minimum tax, estimated and franchise taxes imposed by the United States of America, any state, local or foreign government, or any subdivision, agency or other similar Person of the United States or any such government; and (b) any interest, fines, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any such tax or any contest or dispute thereof.

                  "TCB" means Texas Commerce Bank National Association.

                  "TCB Credit Agreement" shall mean that certain Amended and Restated Revolving Credit Agreement dated as of April 26, 1996, as amended, between QDI, BF Holding, Inc. and GAGHC, Inc., as Borrowers, the banks party thereto and TCB, as Agent.

                  "Third Party Licenses" has the meaning set forth in
Section 4(m)(ii).

                  "Third Person Assertion" has the meaning set forth in
Section 12(c)(ii).

                  "Transitional Services Agreement" has the meaning set forth in
Section 7(e).

                  "WARN" means the Worker Adjustment and Retraining Notification Act.
                  (b) Rules of Construction. As used in this Agreement, neutral pronouns and any variations thereof shall be deemed to include the feminine and masculine and all terms used in the singular shall be deemed to include the plural, and vice versa, as the context may require. The words "herein," "hereof," "hereto" and "hereunder" and other words of similar import refer to this Agreement as a whole, including the Schedules and Exhibits hereto, as the same may from time to time be amended or supplemented. The word "including" when used herein is not intended to be exclusive and means "including, without limitation." References herein to a Section, subsection, clause, Schedule or Exhibit shall refer to the appropriate Section, subsection, clause, Schedule or
Exhibit in or to this Agreement. References herein to "days" shall mean calendar days unless the term "Business Days" is used.

                  2.       Exchange of Brueggers Shares; Closing.
                           -------------------------------------

                  (a) At the Closing and pursuant to the terms and subject to the conditions set forth in this Agreement, (i) QDI shall transfer, assign and deliver 49.81% of the Brueggers Shares to Brue and 50.19% of the Brueggers Shares to Dressell by delivery of certificates representing the Brueggers Shares, in genuine and unaltered form, duly endorsed in blank or accompanied by duly executed stock powers endorsed in blank, with requisite stock transfer stamps, if any, attached, and (ii) the Holders shall transfer, assign and deliver the QDI Shares to QDI in exchange for the Brueggers Shares by delivery of certificates representing the QDI Shares, in genuine and unaltered form, duly endorsed in blank or accompanied by duly executed stock powers endorsed in blank, with requisite stock transfer stamps, if any, attached.

                  (b) The closing of the exchange of the QDI Shares for the Brueggers Shares as provided herein (herein referred to as the "Closing") shall take place at the offices of Milbank, Tweed, Hadley & McCloy, 1 Chase Manhattan Plaza, New York, New York 10005 on the second Business Day following satisfaction of the conditions set forth in Sections 6, 7 and 8, or at such other date and time and/or such other place as the Holders and QDI shall mutually agree (the "Closing Date").

                  (c) All proceedings taken and all documents executed and delivered by the parties at the Closing shall be deemed taken and executed simultaneously, and no proceedings shall be deemed taken nor any documents executed or delivered until all have been taken, executed and delivered.

                  (d) At the Closing, QDI and the Holders will deliver, or cause to be delivered, all stock certificates, opinions, officer's certificates and other documents to be delivered by them in order to satisfy the conditions precedent set forth in Sections 7 and 8.

                  3.       Net Working Capital Adjustment.
                           ------------------------------

                  (a) Estimated Adjustment. At least ten (10) days prior to the Closing Date, QDI shall deliver to Holders a balance sheet (not including Excluded Assets) reflecting its good faith estimate of the financial condition of the Bagel Companies as of the Closing Date (the "Estimated Closing Date Balance Sheet"), together with a certificate of QDI's chief financial officer or chief accounting officer stating that such Estimated Closing Date Balance Sheet was prepared on a basis consistent with the audited Statement of Net Assets to be Sold included in the Audited Financial Statements and the Agreed Procedures. QDI shall make available to the Holders and their accountants all corporate records, books of account, work papers and other documents used in, and shall allow the Holders' accountants to observe, the preparation of the Estimated Closing Date Balance Sheet, and shall cause the managerial employees, accountants and advisors of QDI to assist the Holders and their accountants in their review thereof. At the Closing, if the Net Working Capital based on the Estimated Closing Date Balance Sheet is positive, Brueggers shall pay to QDI the amount thereof or, if the Net Working Capital based on the Estimated Closing Date Balance Sheet is negative, QDI shall pay to Brueggers the amount thereof. Within five (5) Business Days after the final determination of the Net Working Capital in accordance with Sections 3(b) and (c), if the Net Working Capital based on the Final Closing Date Balance Sheet exceeds the Net Working Capital based on the Estimated Closing Date Balance Sheet, Brueggers shall pay to QDI the amount of such excess or, if the Net Working Capital based on the Estimated Closing Date Balance Sheet exceeds the Net Working Capital based on the Final Closing Date Balance Sheet, QDI shall pay to Brueggers the amount of such excess, in either case together with interest on the amount of such payment from the Closing Date to and including the date such payment is made at the Prevailing Rate in effect from time to time during the period from the Closing Date to the date of payment. Any amount payable pursuant to the immediately preceding sentence shall be paid by wire transfer of immediately available funds to a single account which is designated in writing by the party entitled to receive such payment to the other party not later than three (3) Business Days prior to the date such payment is due. QDI acknowledges and agrees that neither (i) the Holders' failure to object to the Estimated Closing Date Balance Sheet, the Net Working Capital reflected thereon or any component thereof, nor (ii) the making of any payment with respect to Net Working Capital at the Closing in accordance with Section 3(a), shall be construed as the Holders' agreement with the Estimated Closing Balance Sheet, the determination of such Net Working Capital or any such component, and shall be without prejudice to the final determination of the Net Work Capital in accordance with Sections 3(b) and (c).

                  (b) Preparation and Delivery of Proposed Final Closing Date
                      -------------------------------------------------------
Balance Sheet. As soon as reasonably practicable but in no event later than
- -------------
forty five (45) days after the Closing Date, QDI shall prepare a proposed balance sheet (not including Excluded Accounts Receivable) reflecting the financial condition of the Bagel Companies as of the Closing Date (the "Final Closing Date Balance Sheet") and deliver it to the Holders, together with a report of Coopers & Lybrand, QDI's accountants, stating that such proposed Final Closing Date Balance Sheet was prepared on a basis consistent with the audited Statement of Net Assets to be Sold included in the Audited Financial Statements and the Agreed Procedures. Coopers & Lybrand will make available to the Holders all work papers including those relating to account balances with actual variances in samples and projected variances on populations, adjusting entries and past adjusting entries, except for those work papers which cannot be disclosed because of firm policy. Coopers & Lybrand, for purposes of the working capital portion of the audit, will not use a materiality threshold of greater than $100,000. If the Holders disagree with the determination of the Net Working Capital based on the Final Closing Date Balance Sheet or the computation of any component thereof (provided such disagreement is limited strictly to whether the Final Closing Date Balance Sheet was prepared on a basis consistent with the audited Statement of Net Assets to be Sold included in the Audited Financial Statements and the Agreed Procedures), the Holders may, at any time on or before thirty (30) days after the delivery of such proposed Final Closing Date Balance Sheet, deliver a written notice to QDI setting forth in reasonable detail the Holders' disagreement with such determination or any such computation. In the event the Holders do not furnish a notice of disagreement in accordance with this Section 3(b) within such 30-day period, the proposed Final Closing Date Balance Sheet shall constitute the Final Closing Date Balance Sheet for purposes hereof, and shall not be subject to further challenge by any of the parties hereto.

                  (c) Resolution of Disagreement. If a notice of disagreement
                      --------------------------
shall be duly delivered by the Holders to QDI pursuant to Section 3(b), the parties shall, during the thirty (30) days following such delivery, use their reasonable commercial efforts to resolve any and all disputed items or amounts and agree in writing upon the Final Closing Date Balance Sheet for purposes hereof. In the event that the parties shall for any reason be unable to agree in writing upon the Final Closing Date Balance Sheet within such 30-day period, either party shall have the right, exercisable by written notice to the other, to request that the items or amounts remaining in dispute be submitted to Arthur Andersen LLC, a firm of independent accountants (the "Independent Accountants"), and such dispute shall be submitted to the Independent Accountants within ten
(10) Business Days after such written notice. In the event that Arthur Andersen LLC shall fail or for any reason refuse to serve as the Independent Accountants for purposes hereof, QDI and the Holders shall promptly choose another mutually acceptable firm of independent accountants of nationally recognized standing (who shall not have any material relationship with QDI or the Holders or their respective Affiliates) to serve as the Independent Accountants for purposes of this Section 3(c) (and, in the event that the parties fail or are unable to select such a firm within ten (10) Business Days after the written request by either party to the other, such a firm shall be selected in accordance with rules of the American Arbitration Association) and the dispute shall be submitted to the Independent Accountants subsequently selected promptly after such selection. The Independent Accountants shall consider only those items or amounts in the proposed Final Closing Date Balance Sheet that are in dispute, and the Holders and QDI shall cause the Independent Accountants to have access to such books, records and work papers of QDI and the Bagel Companies and their accountants as the Independent Accountants deem necessary or appropriate to resolve those items or amounts in dispute. The Independent Accountants shall be instructed to determine all items and amounts in dispute and to deliver to QDI and the Holders, as promptly as practicable and no later than thirty (30) days after the dispute has been submitted to such Independent Accountants, a written report setting forth such determination, which determination shall be final and binding upon the parties hereto. The proposed Final Closing Date Balance Sheet, as modified by any agreement of the parties pursuant to this
Section 3(c) or determination of the Independent Accountants, shall constitute the Final Closing Date Balance Sheet, and shall not be subject to further challenge by any of the parties hereto. The cost of the Independent Accountants shall be borne equally by QDI and Brueggers.

                  (d) Cooperation.  The parties hereto agree that they
                      -----------
will, and will use reasonable commercial efforts to cause their respective accountants to, cooperate with and assist each other in the preparation and review of the proposed Final Closing Date Balance Sheet pursuant to this Section 3, including making available on a confidential basis, to the extent necessary or appropriate, all of their and their Affiliates', and their respective accountants', books, records, work papers and personnel (subject, in the case of any firm of independent accountants, to such firm's policies).

                  4.       Representations and Warranties of QDI.  QDI hereby
                           -------------------------------------
represents and warrants to the Holders, and from and after the Closing, the Bagel Companies as follows:

                  (a) Organization, Etc. Each of QDI and the Bagel Companies is
                      -----------------
a corporation duly incorporated, validly existing and in good standing as a corporation under the laws of its jurisdiction of incorporation and has all requisite corporate power and authority (i) to conduct its business as it is now conducted and (ii) to own or lease all of the properties owned or leased by it. True, correct and complete copies of the certificate of incorporation and by-laws of each of the Bagel Companies (together with all amendments thereto and restatements thereof as of the date hereof) have been previously delivered to the Holders. Each of the Bagel Companies is duly qualified to do business as a foreign corporation and is in good standing in all jurisdictions in which the ownership or lease of property by it or the conduct of its business makes such qualification necessary, except where the failure to be so qualified would not have a Material Adverse Effect.

                  (b) Authorization; Execution; Binding Effect.  (i) QDI
                      ----------------------------------------
has full corporate power and authority to execute and deliver this Agreement and the Subsidiary Merger Agreement and to perform its obligations hereunder and thereunder to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the Subsidiary Merger Agreement by QDI and the consummation by QDI of the transactions provided for herein and therein have been duly authorized by all necessary corporate action on the part of QDI, including approval of the Subsidiary Merger Agreement by QDI as the sole stockholder of BDC and each of the Direct Subsidiaries. This Agreement and the Subsidiary Merger Agreement have been duly and validly executed and delivered by QDI and (assuming the due authorization, execution and delivery by the Holders and LETHE) constitute the legal, valid and binding obligations of QDI, enforceable against QDI in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors' rights and remedies generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

                           (ii)     BDC and each of the Direct Subsidiaries has
full corporate power and authority to execute and deliver the Subsidiary Merger Agreement and to perform its obligations thereunder and to consummate the transactions contemplated thereby. The execution, delivery and performance of the Subsidiary Merger Agreement by BDC and the Direct Subsidiaries and the consummation by BDC and the Direct Subsidiaries of the transaction provided for therein have been duly authorized by all necessary corporate action on the part of each of BDC and the Direct Subsidiaries and QDI as sole stockholder of BDC and each Direct Subsidiary. The Subsidiary Merger Agreement has been duly and validly executed and delivered by each of BDC and the Direct Subsidiaries and (assuming the due authorization, execution and delivery by LETHE and Sub) constitutes the legal, valid and binding obligation of each of BDC and the Direct Subsidiaries, enforceable against each of BDC and the Direct Subsidiaries in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors' rights and remedies generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

                  (c) Capitalization. The authorized capital stock of Brueggers
                      --------------
consists of 5,250,000 shares of common stock, par value $.01 per share ("Brueggers Common Stock"), of which there are 100 shares issued and outstanding, all of which shares are fully paid and non-assessable and have been duly authorized and validly issued to QDI. None of the Brueggers Shares has been issued in violation of any preemptive rights or any federal or state securities law. Brueggers does not have any other voting or equity securities or interests. Except for this Agreement, there is no existing subscription, option, warrant, call, right, commitment or other agreement to which QDI, Brueggers or any of their Affiliates is a party requiring, and there are no convertible or exchangeable securities of Brueggers outstanding which upon conversion or exchange would require, directly or indirectly, the issuance of any additional shares of Brueggers Common Stock or other capital stock of Brueggers. There are no outstanding contractual obligations of Brueggers to sell or otherwise dispose of or to repurchase, redeem or otherwise acquire any outstanding capital stock of Brueggers. There are no preemptive rights in respect of the shares of Brueggers Common Stock. QDI is the record and beneficial owner of all of the Brueggers Shares, free and clear of any Lien and, subject to applicable federal and state securities laws, free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of the Brueggers Shares), and QDI will transfer and deliver to the Holders at the Closing good and marketable title to the Brueggers Shares free and clear of any Lien and (except as aforesaid) free of any such limitation or restriction.
                  (d) No Conflicting Agreements or Charter Provisions.
                      -----------------------------------------------
Except as set forth on Schedule 4(d), the execution, delivery and compliance with and performance of the terms and provisions of this Agreement and the Subsidiary Merger Agreement by QDI will not conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default (or an event of which, with notice, lapse of time, or both, would constitute a default) under, or result in any violation of, (i) the certificate or articles of incorporation or by-laws of QDI or any of the Bagel Companies, or any resolutions adopted by the shareholders or the Board of Directors of QDI or any of the Bagel Companies, (ii) any provision of any Contract to which QDI or any of its Subsidiaries is a party or by which any property or asset of QDI or any of its Subsidiaries may be bound, or (iii) any order, judgment, decree, license, permit, statute, law, rule or regulation of any Governmental Body or any stock exchange or other self- regulatory organization or industry association to which QDI or any of its Subsidiaries is subject, other than, in the cases of clause
(ii) and (iii) above, any such conflict, breach or default which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. The execution, delivery and performance of this Agreement will not result in the creation of any Lien upon any material portion of the assets or properties of the Bagel Companies.

                  (e) Litigation. Except as set forth on Schedule 4(e), there is
                      ----------
no action, suit, proceeding or investigation pending or, to QDI's knowledge, threatened, at law or in equity, in or before any Governmental Body or any stock exchange or other self-regulatory organization or industry association (i) to which any of the Bagel Companies, or any of its directors or officers, is a party or by which any of their respective properties or assets is bound, which, individually or in the aggregate, would be reasonably expected to have a Material Adverse Effect or (ii) questioning or otherwise affecting the validity of this Agreement or the Subsidiary Merger Agreement or any action taken or to be taken by QDI in connection with this Agreement or the Subsidiary Merger Agreement or the documents executed or to be executed by QDI pursuant to or in connection with the provisions of this Agreement or the Subsidiary Merger Agreement.

                 (f) Environmental Matters. (a) Except as disclosed on Schedule
                     ---------------------
4(f), (i) to QDI's knowledge, the real property owned, operated or leased by any of the Bagel Companies and the facilities and operations thereon are in compliance with all applicable statutes, codes, rules or regulations of any Governmental Body relating to the environment, natural resources and public or employee health and safety ("Environmental Laws"), other than for such non-compliance which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect; (ii) there are no judicial or administrative actions, proceedings or investigations pending or, to QDI's knowledge, threatened against any of the Bagel Companies or any real property owned, operated or leased by any of the Bagel Companies or alleging the violation of or seeking to impose liability pursuant to any Environmental Law which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect; and (iii) to QDI's knowledge, none of the Bagel Companies is subject to any liabilities pursuant to Environmental Laws, and there are no facts, circumstances or conditions relating to, arising from, associated with or attributable to the operations of any of the Bagel Companies or any real property owned, operated or leased by any of the Bagel Companies that would reasonably be expected to result in any of the Bagel Companies incurring any liabilities under Environmental Laws other than in each case liabilities which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

                  (g) Bagel Companies. Schedule 4(g) lists each Bagel Company,
                      ---------------
the authorized capital stock of each Bagel Company and the issued and outstanding shares of capital stock of each Bagel Company and the owners of such shares. All shares of outstanding capital stock of each Bagel Company have been duly authorized, validly issued and are fully paid and non-assessable. None of the outstanding shares of capital stock of any Bagel Company has been issued in violation of any preemptive rights or any federal or state securities law. Except for this Agreement and the Subsidiary Merger Agreement there is no existing subscription, option, warrant, call, right, commitment or other agreement to which QDI, Brueggers or any of their Affiliates is a party requiring, and there are no convertible or exchangeable securities of any Bagel Company outstanding which upon conversion or exchange would require, directly or indirectly, the issuance of any additional shares of capital stock of any Bagel Company. There are no outstanding contractual obligations of any Bagel Company to sell or otherwise dispose of or to repurchase, redeem or otherwise acquire any outstanding capital stock. There are no preemptive rights in respect of the shares of capital stock of any Bagel Company. None of the Bagel Companies owns, directly or indirectly, or controls any equity or voting interest in any Person other than capital stock with an aggregate value not in excess of $10,000 of publicly held companies. None of the Direct Subsidiaries has any Subsidiaries.

                  (h) Audited Financial Statements. QDI has delivered to the
                      ----------------------------
Holders the Audited Financial Statements together with a report of Coopers & Lybrand thereon stating (a) that the examination has been made in accordance with GAAP, and (b) such financial statements present fairly the consolidated financial position of the Bagel Companies as at the date thereof. Except as set forth on Schedule 4(h), the Audited Financial Statements (i) are in accordance with the books and records of QDI and its Subsidiaries, (ii) have been prepared in accordance with GAAP and (iii) present fairly the net assets to be sold and the revenues and direct operating expenses of the Bagel Companies, as at the date and for the periods indicated.

                  (i) No Undisclosed Liabilities. Except as reflected on the
                      --------------------------
Audited Financial Statements and the accompanying notes or set forth on Schedule 4(i), the Bagel Companies have no obligations, indebtedness or liabilities (whether accrued, absolute, contingent or otherwise, and whether due or to become due) other than such as (i) may have been incurred or may have arisen since May 11, 1997 in the ordinary course of business or (ii) are not, individually or in the aggregate, material to the Bagel Companies taken as a whole.

                  (j) Default. Except as set forth on Schedule 4(j), none of the
                      -------
Bagel Companies is in default or, to the knowledge of QDI, alleged to be in default with respect to any judgment, order, writ, injunction or decree of any Governmental Body or any stock exchange or other self-regulatory organization or industry association, other than defaults which individually or in the aggregate would not reasonably be expected to have a

Material Adverse Effect. Except as set forth on Schedule 4(j), none of the Bagel Companies is in breach or default or, to the knowledge of QDI, alleged to be in breach or default under any Contract and there is no condition or state of facts which is reasonably likely to cause or create a breach by or default of any of the Bagel Companies under any such Contract, other than breaches and defaults which individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 4(j), to QDI's knowledge there is no other party to any Contract to which any of the Bagel Companies is a party that is in breach or default or alleged to be in breach or default thereunder and there is no condition or state of facts which is reasonably likely to cause or create a breach by or default of such other party under any such Contract, other than breaches or defaults which individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect.

                  (k) Compliance with Laws. Except as set forth on Schedule
                      --------------------
4(k), each of the Bagel Companies (i) has made or obtained each registration, filing, submission, license, permit, certificate, determination or governmental approval necessary to enable it to carry on its business, including but not limited to registration and disclosure requirements relating to the sale of franchises, other than where the lack thereof, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, (ii) has complied with all other laws, regulations and orders which are applicable to its business as presently conducted, including the regulations of all stock exchanges and other self-regulatory organizations, other than for such non-compliance which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, and (iii) possesses all permits, licenses and other governmental approvals, authorizations and orders specifically applicable to, or necessary for the conduct of, its business as presently conducted, other than where the lack thereof, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. Except for filings required by, and the expiration of the waiting period under, the Hart-Scott Act, QDI and its Subsidiaries have obtained all approvals, consents, certifications and waivers of any Governmental Body, and have made all filings, given all notices and otherwise complied with all laws, rules and regulations of any Governmental Body, which are required on the part of QDI and its Subsidiaries in order for QDI to enter into and perform this Agreement and to sell the Brueggers Shares and to otherwise consummate the transactions provided for in this Agreement and the Subsidiary Merger Agreement.

                  (l) No Adverse Changes. Except as set forth on Schedule 4(l),
                      ------------------
since May 11, 1997, there has not been, occurred or arisen (i) any change in any method of accounting or accounting practice by QDI or its Subsidiaries applicable to the Bagel Companies, (ii) any damage or destruction to any property or asset of the Bagel Companies in the nature of a casualty loss, whether covered by insurance or not, or any notice of termination of any lease, Contract or other agreement to which any of the Bagel Companies is subject, which has or would reasonably be expected to have a Material Adverse Effect,
(iii) any increase in the compensation, commission, bonus or other direct or indirect remuneration payable by QDI or any of its Subsidiaries or any of the Bagel Companies to any employee, consultant or advisor of or to the Bagel Business, except in the ordinary course of business consistent with past practice, (iv) any actual or threatened strike relating to the Bagel Business or any unionization activity with respect thereto, (v) any extraordinary item (as defined by GAAP from time to time) resulting in a loss suffered by the Bagel Business which, individually or in the aggregate, has or is reasonably likely to have a Material Adverse Effect, (vi) any waiver by any of the Bagel Companies of any right or rights relating to the Bagel Business which, individually or in the aggregate, has or would reasonably be expected to have a Material Adverse Effect, (vii) any Lien on any of the assets of the Bagel Business, (viii) any obligation incurred by any of the Bagel Companies other than any in the ordinary course of business or which, individually or in the aggregate, with all other obligations so incurred, is or are not material to the Bagel Companies taken as a whole, (ix) any binding representation or promise by QDI or any of its Affiliates (including the Bagel Companies) to any officer, director, employee, agent or other similar representative of any of the Bagel Companies concerning any Benefit Plan, which representation or promise is inconsistent in any material respect with the terms of such Benefit Plan then in effect, (x) except as contemplated by this Agreement or the Subsidiary Merger Agreement, any adoption, entering into, amendment, alteration or termination partially or completely of any Benefit Plan relating to or affecting any employee of any of the Bagel Companies, (xi) any Contract with an officer, director, employee, agent or other similar representative of any of the Bagel Companies that is not terminable, without penalty or other liability, upon not more than 60 days' notice, (xii) the assumption, entering into, amendment, alteration or termination of any labor or collective bargaining agreement to which any of the Bagel Companies is a party or by which any of their properties or assets is bound, (xiii) the hiring of any officer, director, employee, agent or other similar representative of any of the Bagel Companies whose annual salary or wage (excluding bonus and commission) exceeds $50,000, or (xiv) any other event, condition or state of facts of any character peculiar to any of the Bagel Companies or to their respective operations and not generally applicable to enterprises in the Bagel Business, which has or would reasonably be expected to have a Material Adverse Effect.

                  (m) Intellectual Property. (i) Schedule 4(m)(i) contains a
                      ---------------------
list of all patents and registered trademarks, service marks, trade names and copyrights (and any application for any of the foregoing), owned by or licensed to any of the Bagel Companies, which are material to the conduct of the Bagel Business (other than Intellectual Property Rights relating to publicly available software used by any of the Bagel Companies in the administration and operation of their businesses), specifying as to each, as applicable: (A) the nature of such Intellectual Property Right; (B) the owner of such Intellectual Property Right; (C) the jurisdictions by or in which any such Intellectual Property Right owned by any of the Bagel Companies is registered or in which an application for registration has been filed, including the respective registration or application numbers; (D) the expiration or termination date of each Third Party License (as hereafter defined); and (E) any third Persons to whom such Intellectual Property Rights owned by any of the Bagel Companies are licensed or sublicensed. Each of the Intellectual Property Rights shown as owned by any of the Bagel Companies on such Schedule is exclusively owned by such Bagel Company free and clear of Liens and each patent and trademark shown on such Schedule is in good standing.

                           (ii)  All licenses or other Contracts under which
any of the Bagel Companies is licensed or otherwise authorized to use, market, distribute or incorporate into its products or services any Intellectual Property Rights owned by third Persons which are material to the conduct of the Bagel Business ("Third Party Licenses") are valid, enforceable and in full force and effect, and the interests of the Bagel Companies under such Third Party Licenses are held exclusively, free and clear of any Liens. Except pursuant to the Third Party Licenses set forth on Schedule 4(m)(i), none of the Bagel Companies has any obligation to make any material royalty, license, sublicense or other payment to any Person in connection with the use of or right to use any Intellectual Property Right.

                           (iii)  The Intellectual Property Rights owned by the
Bagel Companies and set forth on Schedule 4(m)(i), together with the interests of the Bagel Companies under the Third Party Licenses (collectively, the "Brueggers Intellectual Property Rights"), constitute all Intellectual Property Rights necessary for the conduct of the Bagel Business as it is currently conducted in all material respects.

                           (iv)  (A)  To QDI's knowledge, the Brueggers
Intellectual Property Rights which are material to the conduct of the Bagel Business do not infringe, violate or conflict with any U.S. patent or any other Intellectual Property Rights of any other Person and neither QDI nor any of its Subsidiaries has been a defendant in any action, suit, investigation or proceeding relating to, and has not been notified of, any alleged claim of infringement, violation or conflict as to any Intellectual Property Rights, (B) except as set forth on Schedule 4(m)(iv), to QDI's knowledge, there has not been any infringement by any other Person of any Brueggers Intellectual Property Rights which are material to the conduct of the Bagel Business,

(C) to QDI's knowledge, no Brueggers Intellectual Property Right which is material to the conduct of the Bagel Business is subject to any outstanding judgment, injunction, order, decree or agreement restricting the use thereof by any of the Bagel Companies or restricting the licensing thereof by any of the Bagel Companies to any Person and (D) none of the Bagel Companies has entered into any Contract to indemnify any other Person against any charge of infringement of any Brueggers Intellectual Property Right.

                  (n) Certain Transactions. Except as set forth on Schedule
                      --------------------
4(n), there are no Contracts or business or financial arrangements involving or affecting the business, properties, assets or operations of any of the Bagel Companies between, on the one hand, any of the Bagel Companies and, on the other hand, (i) QDI or any of its Affiliates, (ii) any officer or director of QDI or any of its Subsidiaries other than Contracts relating to terms of employment disclosed pursuant to this Agreement, or (iii) any family members or Affiliates of any officer or director of QDI or any of its Subsidiaries.

                  (o) Pension and Benefit.  (i)  Schedule 4(o)(i) sets
                      -------------------
forth: (A) all "employee benefit plans," as defined in Section 3(3) of ERISA,
(B) all employment, consulting or other compensation agreements, and (C) all severance pay, sick leave, vacation pay, salary continuation, disability, deferred compensation, bonus or other incentive compensation, stock purchase, life insurance and educational assistance policies, programs or arrangements, pursuant to which any of the Bagel Companies could have any obligation or liability (contingent or otherwise) (the "Benefit Plans"). None of the Benefit Plans is a "multiemployer plan," as defined in

Section 3(37) of ERISA, or is or has been subject to Sections 4063 or 4064 of ERISA.

                           (ii)  True, correct and complete copies of the
following documents with respect to each of the Benefit Plans have been delivered or made available to the Holders by QDI: (A) any plans and related trust documents, and amendments thereto; (B) the most recent Form 5500; (C) the last IRS determination letter; (D) summary plan descriptions; and (E) the most recent actuarial report.

                           (iii) The Benefit Plans intended to qualify under
Section 401 of the Code and the trusts maintained pursuant thereto are exempt from federal income taxation under Section 501 of the Code, and, to QDI's knowledge, nothing has occurred with respect to the operation of such plans which could create a material risk of the loss of such qualification or exemption or the imposition of any material liability, penalty or tax under ERISA or the Code.

                           (iv) All contributions (including all employer
contributions and employee salary reduction contributions) and payments required to have been made under any of the Benefit Plans or by law (without regard to any waivers granted under Section 412 of the Code) have been made by the due date therefor (including any valid extension), and all contributions and payments for any period ending on or before the Closing Date which are not yet due will have been paid or accrued (in accordance with GAAP) on or prior to the Closing Date. No accumulated funding deficiencies exist in any of the Benefit Plans subject to Section 412 of the Code.

                           (v) The Benefit Plans have been maintained and
operated, in all material respects, in accordance with their terms and with all provisions of ERISA and other applicable federal and state laws, and none of the Bagel Companies has incurred any liability, direct or indirect, for any "prohibited transaction" within the meaning of Section 4975 of the Code or
Section 406 of ERISA with respect to any Benefit Plan.

                           (vi)  Except as set forth on Schedule 4(o)(vi),
there are no pending actions, claims or lawsuits which have been asserted or instituted against the Benefit Plans, the assets of any of the trusts under such plans or the plan sponsor or the plan administrator, or against any fiduciary of the Benefit Plans with respect to the operation of such plans (other than routine benefit claims), nor, to QDI's knowledge, are there any facts which would reasonably be expected to form the basis for any such claim or lawsuit.

                           (vii) Except as disclosed in Schedule 4(o)(i),
neither QDI nor any of its Subsidiaries maintains Benefit Plans which are post-employment medical or life insurance plans and which provide for continuing benefits or coverage for any participant or any beneficiary of a participant except (A) as may be required under Part 6 of Title I of ERISA and at the expense of the participant or the participant's beneficiary or (B) any medical expense reimbursement account plans.

                           (viii) Except as set forth in Schedule 4(o)(viii),
neither the execution and delivery of this Agreement or the Subsidiary Merger Agreement nor the consummation of the transactions contemplated hereby or thereby will (A) increase any benefits payable under any Benefit Plan, (B) result in the acceleration of the time of payment or vesting of any such benefits, (C) restrict or otherwise limit any of the Bagel Companies' opportunity to change the terms and conditions of employment with respect to any individual who is not a member of a collective bargaining unit or

(D) result in any payment becoming due to any employee (current, former or retired) of any of the Bagel Companies.

                           (ix)  None of the Bagel Companies has any Contract to
create any additional employee benefit plan or to modify any existing Benefit Plan.

                  (p) Tax Matters.  Except as set forth in Schedule 4(p):
                      -----------

                           (i)  All Tax Returns required to be filed by or with
respect to QDI and its Subsidiaries have been timely filed, and all such Tax Returns are true and complete in all material respects. QDI and its Subsidiaries have timely paid (or there has been paid on its behalf) all Taxes that are due, or claimed or asserted by any taxing authority to be due, from or with respect to it for the periods prior to the date hereof. With respect to any period for which Tax Returns have not yet been filed, or for which Taxes are not yet due or owing, QDI has made due and sufficient current accruals for such Taxes in the Audited Financial Statements. QDI and its Subsidiaries have made (or there has been made on their behalf) all required estimated Tax payments sufficient to avoid any underpayment penalties.

                           (ii) QDI has previously made available to the
Holders true and complete copies of each of (x) the United States federal Tax Returns of QDI and its Subsidiaries and the state, local, and foreign Tax Returns of QDI and its Subsidiaries in each case for each of the last three taxable years, and (y) any audit reports issued within the last three years relating to the United States federal, state, local or foreign Taxes due from or with respect to QDI or its Subsidiaries for any taxable period.

                           (iii) No deficiencies for any Taxes have been
proposed, asserted or assessed against any of the Bagel Companies that have not been fully paid or adequately provided for in the Audited Financial Statements, no requests for waivers of the time to assess any Taxes are pending, and no power of attorney with respect to any Taxes has been executed or filed with any taxing authority. No issues relating to Taxes have been raised in writing by the relevant taxing authority during any presently pending audit or examination.

                           (iv)  No Liens for Taxes exist with respect to any
assets or properties of any of the Bagel Companies, except for statutory Liens for Taxes not yet due.

                           (v) None of the Bagel Companies is a party to or is
bound by any Tax sharing agreement, Tax indemnity obligation or similar agreement, arrangement or practice with respect to Taxes (including any advance pricing agreement, closing agreement or other agreement relating to Taxes with any taxing authority).

                           (vi) The Bagel Companies have complied in all
material respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes.

                           (vii) No federal, state, local or foreign audits or
other administrative proceedings or court proceedings are presently pending with regard to any federal, state, local or foreign Taxes or Tax Returns of any of the Bagel Companies and none of the Bagel Companies has received a written notice of any pending audit or proceeding.

                           (viii) None of the Bagel Companies has agreed to or
is required to make any adjustment under Section 481(a) of the Code.

                           (ix) No property owned by any of the Bagel Companies
(i) is property required to be treated as being owned by another Person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of

1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986; (ii) constitutes "tax exempt use property" within the meaning of Section 168(h)(1) of the Code; or (iii) is tax-exempt bond financed property within the meaning of Section 168(g) of the Code.

                           (x)  There is no Contract covering any Person that,
individually or collectively, could give rise to the payment of any amount that would not be deductible by any of the Bagel Companies by reason of Section 280G of the Code.

                           (xi) None of the Bagel Companies has, with regard
to any assets or property held or acquired by any of them, filed a consent to the application of Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as such term is defined in Section 341(f)(4) of the Code) owned by any of the Bagel Companies.

                  (q) Material Contracts. (i) Except as set forth on Schedule 4
                      ------------------
(q)(i), none of the Bagel Companies is a party to or bound by any (A) franchise or development Contract, including any amendment or modification thereof; (B) employment, severance or golden parachute Contract; (C) Contract which has, as a principal purpose, the provision of indemnification to any Person; (D) Contract involving the commitment to pay, or to acquire or to provide goods or services with a fair market value, in excess of $100,000; (E) partnership or joint venture Contract; (F) Contract for the acquisition, sale or lease of any assets of any of the Bagel Companies, other than in the ordinary course of business;
(G) mortgage, pledge, conditional sales contract, security agreement, factoring agreement or other similar Contract with respect to any real, tangible or intangible personal property (except for sales of Inventory) of any of the Bagel Companies; (H) loan agreement, credit agreement, promissory note, guarantee, subordination agreement, letter of credit or any other similar type of Contract; (I) exclusive retainer Contract with attorneys, accountants, actuaries, appraisers, investment bankers or other professional advisers; or (J) Contract that limits the freedom of any of the Bagel Companies to compete in any line of business or with any Person or in any area.
                           (ii)  QDI has made available to the Holders true,
correct and complete copies of the Contracts listed on Schedule 4(q)(i), together with all amendments, modifications, supplements or side letters affecting the obligations of any party thereunder.

                           (iii)  Except as set forth in Schedule 4(q)(iii),
each of the Contracts listed on Schedule 4(q)(i) is valid, in full force and effect and enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization and similar laws affecting creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity), and, to QDI's knowledge, there is no default under any Contract listed on such Schedule by any of the Bagel Companies or by any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder, except in each case to the extent that such default does not or would not reasonably be expected to have a Material Adverse Effect. Except as disclosed in Schedule 4(q)(i) or in Schedule 4(t)(ii), assuming the assignee of any occupancy lease is either Bruegger's Franchise Corporation or a bona fide franchisee of Bruegger's Franchise Corporation, no consent of any third party is required under any

Contract disclosed on Schedule 4(q)(i) as a result of or in connection with, and the enforceability and terms of any such Contract will not be affected in any manner by, the execution, delivery and performance of this Agreement and the Subsidiary Merger Agreement and the consummation of the transactions contemplated hereby and thereby. Except as disclosed in any other Schedule to this Agreement, to QDI's knowledge, no previous or current party to any such Contract has given to QDI or any of its Subsidiaries notice of or made a claim with respect to any breach or default thereunder, except in each case to the extent that such default does not or would not reasonably be expected to have a Material Adverse Effect.
                           (iv)  The Apollo Investment Agreement and all related
agreements between QDI and its Subsidiaries and any Apollo Parties have been terminated and are of no further force or effect.

                  (r) Insurance. Schedule 4(r) sets forth a list of all
                      ---------
insurance policies and other surety arrangements of any kind or nature whatsoever which are in force and to which QDI or any of its Subsidiaries is a named party or beneficiary and which relate to the Bagel Business, specifying the insurance carrier and the type of insurance coverage. The insurance policies and other surety arrangements listed on Schedule 4(r) that will continue in effect after the Closing have been marked with an asterisk on Schedule 4(r).

                  (s) Labor Matters.
                      -------------
                           (i)  Schedule 4(s) sets forth a list containing the
name, position and date of employment of each employee of QDI and its Subsidiaries whose job duties relate to the Bagel Business as of the date hereof (a "Bagel Employee"). A list setting forth each Bagel Employee's current base salary or wage rate has been delivered by QDI to the Holders.

                           (ii)  Neither QDI nor any of its Subsidiaries is a
party to any labor or collective bargaining agreement, and there are no labor or collective bargaining agreements, which pertain to any Bagel Employee. To QDI's knowledge, no labor organization has made a pending demand for recognition or has filed a petition seeking a representation proceeding which is presently pending before the National Labor Relations Board.

                           (iii)  Except as disclosed on Schedule 4(s), to QDI's
knowledge, there are no complaints, charges or claims against QDI or any of its Subsidiaries pending or threatened to be brought or filed with any Governmental Body based on, arising out of, in connection with, or otherwise relating to, the employment or termination of employment of any Bagel Employee by QDI or any of its Subsidiaries.
                           (iv)  The Bagel Companies are in compliance with all
laws, regulations and orders relating to the employment of labor, including all such laws, regulations and orders relating to wages, hours, WARN, OSHA, collective bargaining, discrimination, civil rights, safety and health, workers' compensation and the collection and payment of withholding and/or social security taxes and any similar tax, except for any failure to be in compliance which, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

                  (t) Real Property; Leases of Real Property.  None of the Bagel
                      --------------------------------------
Companies owns any real property.

                           (i)  Schedule 4(t)(i) includes a list of all leases
of real property to which any of the Bagel Companies was a party or is otherwise liable on May 11, 1997 or to which it subsequently became a party. Such leases constitute all leases of real property relating to the Bagel Business. Complete and correct copies of each such lease have been made available to the Holders.
                           (ii)  Except as set forth on Schedule 4(j), each
lease listed on Schedule 4(t)(i) is in full force and effect and has not been amended or modified. The manner of occupancy and use of each premise being leased or subleased to any of the Bagel Companies or occupied by any of them complies in all material respects with the applicable lease or sublease.

                  (u) Personal Property. QDI has made available to the Holders a true and complete list of all tangible assets (or categories thereof) reflected on the audited Statement of Net Assets to be Sold included in the Audited Financial Statements. Since May 11, 1997, none of the Bagel Companies has disposed of any tangible assets reflected on the audited Statement of Net Assets to be Sold included in the Audited Financial Statements other than through the sale of Inventory in the ordinary course of business. Other than assets used to provide services to be provided by QDI pursuant to the Transitional Services Agreement, the Bagel Companies own, lease under valid and enforceable leases or control all the significant assets necessary to carry on the Bagel Business as presently conducted in all material respects, and all items thereof are in good operating condition and repair, ordinary wear and tear excepted. The Bagel Companies do not hold any personal property of any Person pursuant to any consignment or similar arrangement.

                 (v)  Title to Assets.  Each of the Bagel Companies holds and
                      ---------------
owns and has an unrestricted right to transfer title to all of the tangible assets used in its business in each case free and clear of any Lien, other than (i) Liens specifically described in the audited Statement of Net Assets to be Sold included in the Audited Financial Statements or noted on any Schedule hereto; (ii) assets leased by the Bagel Companies as described in the audited Statement of Net Assets to be Sold included in the Audited Financial Statements or any Schedule hereto; (iii) Liens for current property Taxes and assessments not in default; or (iv) Liens that do not materially interfere with or impair the present and continued use thereof in the usual and normal conduct of the business of the Bagel Companies.

                  (w) Brokers and Finders. No broker, investment banker or
                      -------------------
finder has been retained by or authorized to act on behalf of QDI or any of its Subsidiaries who might be entitled to any fee or other commission in connection with this Agreement or the Subsidiary Merger Agreement or the transactions contemplated hereby or thereby, other than the fee payable by QDI to Schroder & Co. Inc., which fee shall be paid by QDI.

                  (x) Excluded Stores.  Annex IV hereto contains a complete and
                      ---------------
accurate list of the Excluded Stores.

                  5.       Representations and Warranties of the Holders.  The
                           ---------------------------------------------
Holders hereby represent and warrant to QDI as follows:

                  (a) Ownership. Brue is the record and beneficial owner of
                      ---------
2,147,039 shares of QDI Common Stock and Dressell is the record and beneficial owner of 2,163,701 shares of QDI Common Stock. Except as set forth in Schedule 5(a), the QDI Shares are, and as of Closing will be, free and clear of any Lien and any other limitation or restriction (including, without limitation, any limitation or restriction on the right to vote, sell or otherwise dispose of such QDI Shares), other than restrictions imposed by federal or state securities laws.

                  (b) Execution; Binding Effect. This Agreement has been duly
                      -------------------------
and validly executed and delivered by the Holders and (assuming the due execution and delivery by QDI) constitutes the legal, valid and binding obligation of the Holders, enforceable against the Holders in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors' rights and remedies generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

                 (c) No Conflicting Provisions. Except as set forth in Schedule
                     -------------------------
5(c), the execution, delivery and compliance with and performance of the terms and provisions of this Agreement will not conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default (or an event which, with notice, lapse of time, or both, would constitute a default) under, or result in any violation of, or any provision of any Contract to which the Holders, individually or together, are a party or by which any property or asset of the Holders may be bound, or any order, judgment, decree, license, permit, statute, law, rule or regulation of any Governmental Body or any stock exchange or other self-regulatory organization or industry association to which the Holders are subject, except for such breaches, defaults or violations which would not, individually or in the aggregate, materially and adversely affect the Holders' ability to consummate the transactions contemplated hereby. Except for filings required by, and the expiration of the waiting period under, the Hart-Scott Act, the Holders have obtained all approvals, consents, certifications and waivers of any Governmental Body, and has made all filings, given all notices and otherwise complied with all laws, rules and regulations of any Governmental Body, which are required on the part of the Holders or their Affiliates in order for the Holders to enter into and perform this Agreement, and to exchange the QDI Shares for the Brueggers Shares, and to otherwise consummate the transactions provided for in this Agreement.

                  (d) Investment Representations. The Brueggers Shares to be
                      --------------------------
transferred to the Holders hereunder are being transferred to the Holders as principal solely for their own account for investment purposes only and not with a view to the distribution thereof in violation of the Securities Act or any applicable state securities law, and the Holders have such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of their investment as contemplated hereby. The Holders hereby acknowledge that the Brueggers Shares have not been registered or qualified under the Securities Act or any other securities law and may not be sold in the United States except pursuant to a registration statement effective under the Securities Act or pursuant to an exemption from registration under the Securities Act, and in compliance with all other applicable securities laws.

                  (e) Litigation. Except as set forth in Schedule 5(e), there is
                      ----------
no action, suit, proceeding or investigation pending or, to the knowledge of the Holders, threatened, at law or in equity, in or before any Governmental Body or any stock exchange or other self-regulatory organization or industry association questioning or otherwise affecting the validity of this Agreement or the Subsidiary Merger Agreement or any action taken or to be taken by the Holders in connection with this Agreement or by LETHE under the Subsidiary Merger Agreement, or the documents executed or to be executed by the Holders and LETHE pursuant to or in connection with the provisions of this Agreement and the Subsidiary Merger Agreement.

                  (f) Brokers and Finders. No broker, investment banker or
                      -------------------
finder has been retained or authorized to act on behalf of the Holders or any of their Affiliates who might be entitled to any fee or other commission in connection with this Agreement or the Subsidiary Merger Agreement and the transactions contemplated hereby or thereby, other than the fee payable by the Holders to Gleacher NatWest Inc., which fee shall be paid by the Holders.

                  (g) Financing Commitments.  The Holders have delivered to QDI
                      ---------------------
correct and complete copies of all Financing Commitments.

                  6.       Conditions to the Obligations of the Holders and QDI.
                           ----------------------------------------------------
The obligations of the Holders and QDI to consummate the Closing are subject to the satisfaction, on or prior to the Closing Date, of the following conditions, any or all of which may be waived in writing by the party entitled to waive such condition:

                  (a) Any applicable waiting period under the Hart-Scott Act relating to the transactions contemplated hereby shall have expired or been terminated.
                  (b) No provision of any applicable law or regulation and no judgment, injunction, order or decree shall restrain or prohibit the consummation of the Closing.

                 (c) All actions by or in respect of or filings with any Governmental Body required to permit the consummation of the Closing shall have been taken or made.

                  7.       Additional Conditions to the Obligation of QDI.  The
                           ----------------------------------------------
obligation of QDI to consummate the Closing is subject to the satisfaction, on or prior to the Closing Date, of all of the following conditions, any or all of which may be waived in writing by QDI in its sole discretion:

                 (a) Representations and Warranties. The representations and
                     ------------------------------
warranties made by the Holders in Section 5 shall be true and correct on the date hereof and on and as of the Closing Date as though such representations and warranties were made on and as of such date, with only such exceptions as would not in the aggregate reasonably be expected to have a material adverse effect on the ability of the Holders to consummate the transactions contemplated hereby, and QDI shall have received a certificate executed by the Holders, dated as of the Closing Date, to such effect.

                  (b) Performance. The Holders shall have performed and complied
                      -----------
in all material respects with all agreements, obligations, covenants and conditions required herein to be performed or complied with by the Holders on or prior to the Closing Date, and QDI shall have received a certificate executed by the Holders, dated as of the Closing Date, to such effect.

                  (c) Absence of Proceedings. No action or proceeding shall have
                      ----------------------
been instituted after the date hereof which (i) shall be pending against QDI or any of its Subsidiaries before any Governmental Body or any stock exchange or other self-regulatory organization and (ii) is likely to result in a judgment, order or decree restraining or prohibiting the consummation of the transactions contemplated hereby.

                  (d) TCB Credit Agreement. QDI shall have obtained any required
                      --------------------
consent of the Banks (as defined in the TCB Credit Agreement) required under the TCB Credit Agreement with respect to the transactions contemplated hereby.

                  (e) Transitional Services Agreement. QDI and Brueggers shall
                      -------------------------------
have executed and delivered a Transitional Services Agreement in substantially the form of Exhibit B hereto (the "Transitional Services Agreement"), pursuant to which QDI agrees to provide certain administrative and other services to the Bagel Companies for the period specified therein.

                  (f) Closing under the Subsidiary Merger Agreement.  The
                      ---------------------------------------------
transactions contemplated by the Subsidiary Merger Agreement shall have been consummated simultaneously with the Closing.

                  (g) Opinion of the Holders' Special Counsel. QDI shall have
                      ---------------------------------------
received a signed opinion of Weil, Gotshal & Manges LLP, special counsel to the Holders, dated the Closing Date, substantially in the form of Exhibit C hereto.

                  (h) Tax Certificate.  QDI shall have received the signed
                      ---------------
certificates substantially in the form of Exhibit D hereto (collectively, the "Tax Certificate").

                  (i) QDI Shares. QDI shall have received certificates
                      ----------
representing the QDI Shares, together with stock powers duly endorsed in blank by the holders thereof.

                  (j) Resignation of Directors.  Brue, Dressell and Austin shall
                      ------------------------
have resigned from the Board of Directors of QDI.

                  (k) Releases. Brue, Dressell and Austin shall have executed
                      --------
and delivered to QDI, Fitzpatrick and Schroder & Co. Inc. releases of any claims that they may have against such parties or their Affiliates (other than (in the case of QDI) for claims arising pursuant to this Agreement (including Section
12) and rights to indemnification and exculpation from liability they may have, in their capacities as directors, under QDI's certificate of incorporation or by-laws), in substantially the form of Exhibit E hereto.

                  (l) Subordinated Note.  Brueggers shall have issued and
                      -----------------
delivered to QDI the Subordinated Note.

                  (m) Repayment of Intercompany Debt.  Brueggers shall have
                      ------------------------------
repaid on the Closing Date $16 million of intercompany indebtedness owed by it to QDI.
                  (n) Escrow Agreement. QDI, Brueggers and an escrow agent
                      ----------------
mutually agreeable to QDI and Brueggers (the "Escrow Agent") shall have executed and delivered the escrow agreement in substantially the form of Exhibit F-1 (the "Escrow Agreement"), provided that, if prior to Closing Brueggers and its Subsidiaries shall have received not less than $10 million of aggregate proceeds from the sale or sales (whether in one or more offerings) of equity and/or debt securities in an arms' length transaction with an institutional investor or lender with, in the case of debt securities, a scheduled maturity date of not less than 360 days from the date of issuance, this condition shall be deemed waived by QDI.

                  (o) Franchisee Claim Guarantee. The Holders shall have
                      --------------------------
delivered to QDI a guarantee in substantially the form of Exhibit F-2 (the "Franchisee Claim Guarantee") executed by each of the guarantors named therein (the "Guarantors"), provided that, if prior to Closing Brueggers and its Subsidiaries shall have received not less than $10 million of aggregate proceeds from the sale or sales (whether in one or more offerings) of equity and/or debt securities in an arms' length transaction with an institutional investor or lender with, in the case of debt securities, a scheduled maturity date of not less than 360 days from the date of issuance, this condition shall be deemed waived by QDI.

                  (p) Other Matters.  QDI shall have received such other
                      -------------
documents and certificates as may reasonably be requested by QDI and its counsel in connection with the transactions contemplated hereby.

                  8. Additional Conditions to the Obligations of the Holders.
                     -------------------------------------------------------
The obligation of the Holders to consummate the Closing are subject to the satisfaction, on or prior to the Closing Date, of all of the following conditions, any or all of which may be waived in writing by the Holders in their sole discretion:

                  (a) Representations and Warranties. The representations and
                      ------------------------------
warranties made by QDI in Section 4 that are qualified as to materiality or "Material Adverse Effect" shall be true and correct on the date hereof and on and as of the Closing Date as though such representations and warranties were made on and as of such date, and any such representations and warranties that are not so qualified shall be true and correct in all material respects on the date hereof and on and as of the Closing Date as though such representations and warranties were made on and as of such date, and the Holders shall have received a certificate executed on behalf of QDI by the President or any Vice President of QDI, dated as of the Closing Date, to such effect; provided that, notwithstanding anything to the contrary contained in Sections 4(e) and 8(a), the Holders shall not be entitled to refuse to consummate the Closing in the event any action or proceeding is instituted against QDI or any of its Subsidiaries after the date hereof unless the condition contained in Section 8(c) is not satisfied.

                  (b) Performance.  QDI shall have performed and complied in all
                      -----------
material respects with all agreements, obligations, covenants and conditions required hereby to be performed or complied with by QDI on or prior to the Closing Date, and the Holders shall have received a certificate executed on behalf of QDI by the President or any Vice President of QDI, dated as of the Closing Date, to such effect.

                  (c) Absence of Proceedings. No action or proceeding shall have
                      ----------------------
been instituted after the date hereof which (i) shall be pending against QDI or any of its Subsidiaries or the Holders before any Governmental Body or any stock exchange or other self-regulatory organization and (ii) is likely, either alone or together with other actions or proceedings, to (A) have a Material Adverse Effect or (B) result in a judgment, order or decree restricting or prohibiting the consummation of the transactions contemplated hereby.

                  (d) Resignations. The Holders shall have received the
                      ------------
resignations effective as of the Closing Date of those officers and/or members of the Board of Directors of each of the Bagel Companies identified in writing by the Holders prior to the Closing Date.

                  (e) Transitional Services Agreement.  QDI and Brueggers shall
                      -------------------------------
have executed and delivered the Transitional Services Agreement.

                  (f) Closing under the Subsidiary Merger Agreement.  The
                      ---------------------------------------------
transactions contemplated by the Subsidiary Merger Agreement shall have been consummated simultaneously with the Closing.

                  (g) Termination of Certain Employees. QDI shall have caused
                      --------------------------------
the Bagel Companies to terminate prior to Closing those Bagel Employees (other than any who is employed at the store or commissary level or as a district manager or at an Excluded Store) as shall have been identified by the Holders to QDI in writing delivered not less than ten (10) Business Days prior to the Closing Date.

                  (h) Brueggers Shares.  The Holders shall have received
                      -----------------
certificates evidencing the Brueggers Shares, duly registered in the name of the Holders or their designees.

                  (i) Financing. The Holders and/or their Affiliates shall have
                      ---------
obtained financing for the transactions contemplated by the Financing Commitments in accordance with the terms and conditions of the Financing Commitments.

                  (j) TCB Credit Agreement. The Holders shall have received
                      --------------------
evidence in form and substance reasonably satisfactory to them that each of the Bagel Companies shall have been unconditionally and irrevocably released from any Lien or other obligation under the TCB Credit Agreement.

                 (k) Good Standings; etc. The Holders shall have received (i)
                     -------------------
certificates dated as of the most recent practicable date prior to the Closing Date, with telegram updates where available, showing that each of the Bagel Companies is in good standing in its jurisdiction of organization and is qualified as a foreign corporation and in good standing in all other jurisdictions in which it is qualified to transact business; and (ii) copies of the certificates of incorporation and all amendments thereto of each of the Bagel Companies, certified as of a recent date by the Secretary (or a similar official) of its jurisdiction of organization and copies of each of the Bagel Companies' by-laws, certified by the Secretary or Assistant Secretary of each of the Bagel Companies as being true and correct as of the Closing Date.

                  (l) Officer's Certificate of QDI. The Holders shall have
                      ----------------------------
received an Officer's Certificate of QDI, dated as of the Closing Date, certifying as to the (i) incumbency and signatures of the officers of QDI executing this Agreement and any other certificate or other document to be delivered pursuant hereto, (ii) resolutions of the Board of Directors of QDI approving the consummation of the transactions contemplated hereby and that such resolutions are in full force and effect on the Closing Date, and (iii) adoption of said resolutions by at least a majority of the members of the Board of Directors and a majority of the disinterested directors of QDI.

                  (m) Releases. QDI and Fitzpatrick shall have executed and
                      --------
delivered to Brue, Dressell, Schonberg and Austin releases of any claims that QDI or Fitzpatrick may have against them or their Affiliates (other than for claims arising pursuant to this Agreement (including Section 12) and rights to indemnification and exculpation from liability that Fitzpatrick may have, in his capacity as a director or officer, under the certificates of incorporation or by-laws of the Bagel Companies) in substantially the form of Exhibit G hereto.

                  (n) Assumption of Obligations Relating to Excluded Assets.
                      -----------------------------------------------------
The Holders and Brueggers shall have received the Assumption Agreement executed by QDI in substantially the form of Exhibit H hereto.

                  (o) Tax Certificate.  The Holders shall have received a
                      ---------------
signed copy of the Tax Certificate.

                  (p) Opinion of the Counsel to QDI. The Holders shall have
                      -----------------------------
received a signed opinion of Baker & Daniels, counsel to QDI, a signed opinion of Milbank, Tweed, Hadley & McCloy and a signed opinion of the General Counsel of QDI, in each case, dated the Closing Date and substantially in the form of Exhibits I, J and K, respectively, hereto.

                  (q) No Indebtedness.  The Holders shall have received
                      ---------------
evidence in form and substance reasonably satisfactory to them that, as of the Closing Date and following the repayment of the intercompany debt in accordance with Section 7(m), the Bagel Companies shall have no indebtedness for borrowed money or guaranties.

                  (r) Termination of Certain Contracts. The Holders shall have
                      --------------------------------
received evidence in form and substance reasonably satisfactory to them that, as of the Closing Date, the Contracts and other business or financial arrangements identified with an asterisk on Schedule 4(n) shall have been terminated.

                  (s) Other Matters.  The Holders shall have received such
                      -------------
other documents and certificates as may reasonably be requested by the Holders and their counsel in connection with the transactions contemplated hereby.

                  9.  Covenants of QDI.
                      ----------------

                  (a) Conduct of Business. From and after the date hereof until
                      -------------------
the Closing Date, QDI shall, and shall cause each of the Bagel Companies, (i) to conduct the Bagel Business in the ordinary course, consistent with the present conduct of such business, except that no store shall be closed (except those in the markets listed on Schedule 9(a)) without the Holders' consent, not to be unreasonably withheld, (ii) to use their reasonable commercial efforts to maintain, preserve and protect the assets and good-will of the Bagel Business,
(iii) except as otherwise contemplated by this Agreement and the Subsidiary Merger Agreement, to use their reasonable commercial efforts to keep available the services of present officers and employees of the Bagel Business, (iv) to use their reasonable commercial efforts to preserve their relationships with others doing business with the Bagel Business, (v) not to adopt any amendment of the certificate or articles of incorporation or by-laws of any of the Bagel Companies, (vi) not to sell, license or otherwise dispose of any material assets or property relating to the Bagel Business and reflected on the audited

Statement of Net Assets to be Sold included in the Audited Financial Statements except (A) as disclosed on Schedule 9(a), (B) Excluded Assets or (C) in the ordinary course consistent with past practice, (vii) to refrain from taking any action that would reasonably be expected to make any representation or warranty of QDI hereunder inaccurate in any respect at, or as of any time prior to, the Closing Date, (viii) not to enter into, amend, modify or waive any material rights under any franchise or development Contract relating to the Bagel Business without the prior written consent of the Holders and (ix) not to agree to commit to take any action inconsistent with QDI's obligations under clauses
(i) through (viii) above.

                  (b) Access to Documents; Opportunity to Ask Questions.
                      -------------------------------------------------
From and after the date hereof until the Closing Date (except as otherwise contemplated by this Agreement and the Subsidiary Merger Agreement), QDI shall, and shall cause the Bagel Companies to, continue to make available for inspection by the Holders and their duly authorized representatives, during normal business hours, the corporate records, books of account, Contracts, reports and all other documents of or relating to any of the Bagel Companies which are reasonably requested by the Holders or such representatives in order to make reasonable inspection and examination of the business, assets and affairs of the Bagel Companies. QDI will continue to cause the managerial employees, counsel, regular independent certified public accountants and consultants of QDI and each of its Subsidiaries to be available upon reasonable notice to answer questions of the Holders and their duly authorized representatives concerning the Bagel Business. All information furnished to the Holders pursuant to this Section 9(b) shall be subject to the confidentiality provisions set forth in Section 11. Any investigations carried out by the Holders or their authorized representatives shall not affect or mitigate QDI's covenants, representations and warranties in this Agreement or the Subsidiary Merger Agreement, which shall continue in full force and effect.

                  (c) Cooperation with the Holders. QDI shall, and shall cause
                      ----------------------------
the Bagel Companies to, cooperate with the Holders in connection with the Holders' fulfillment of the covenants and conditions set forth herein to be performed or satisfied prior to the Closing and, in connection therewith, QDI shall, and shall cause each of the Bagel Companies to, furnish the Holders with all information reasonably requested by the Holders with respect to the transactions contemplated by this Agreement and the Subsidiary Merger Agreement. QDI further acknowledges and agrees that the Holders and their representatives may contact franchisees of the Bagel Business to discuss their relationships and Contracts with the Bagel Companies and may negotiate with such franchisees changes in such relationships or Contracts which would become effective on or after the Closing. All information furnished to the Holders pursuant to this
Section 9(c) shall be subject to the confidentiality provisions set forth in
Section 11.

                  (d) Regulatory Approvals and Other Consents. QDI shall, and
                      ---------------------------------------
shall cause its Subsidiaries to, use their reasonable commercial efforts to make all filings with Governmental Bodies as soon as practicable after the date hereof and to obtain any and all governmental approvals and any and all other approvals, consents, certifications and waivers (and will provide copies of such notices to the Holders), including under the Hart-Scott Act, which are required on the part of QDI and its Subsidiaries, in connection with entering into this Agreement and the Subsidiary Merger Agreement and consummating the transactions contemplated hereunder and thereunder.

                  (e) Reasonable Commercial Efforts. QDI shall, and shall cause
                      -----------------------------
its Subsidiaries to, use their reasonable commercial efforts to satisfy the conditions precedent (other than the Holders' obligations under Section 8(i)) to the performance by the parties hereto of their respective obligations under this Agreement, including, without limitation, obtaining any required consent under the TCB Credit Agreement as set forth in Section 7(d), and the performance of the obligations of the parties to the Subsidiary Merger Agreement.

                  (f) Supplements. From and after the date hereof until the
                      -----------
Closing, if any Schedule referred to in Section 4 shall be or become incorrect, QDI shall have the right to deliver to the Holders a supplement to such Schedule in order that such Schedule, as so supplemented, shall be true and correct. Notwithstanding the foregoing, it is agreed that the delivery of any such supplement by QDI to the Holders shall not in any manner constitute a waiver by the Holders of their rights and remedies resulting from any breaches of a representation or warranty on the date hereof; provided, however, that the Holders shall not be entitled to assert any claim for indemnification hereunder arising out of matters disclosed prior to the Closing on such a supplemental Schedule relating to events occurring subsequent to the date hereof but, if such matter or matters cause a condition in Section 8(a) not to be satisfied, notwithstanding anything to the contrary contained in this Agreement, the Holders shall not be obligated to consummate the transactions contemplated by this Agreement.

                  (g) Settlements and Directors' and Officers' Liability
                     --------------------------------------------------
Insurance.  (i) QDI and the Holders agree that all rights to
- ---------
indemnification and exculpation from liability for acts or omissions occurring on or prior to the Closing Date and existing as of the Closing Date in favor of Brue, Dressell and Austin, in their capacity as directors, granted to the Holders pursuant to Section 11.03(c) of the Agreement and Plan of Merger pursuant to which QDI acquired Brueggers, are, as of the Closing Date, null and void. QDI also agrees with the Holders that any settlement of an action or proceeding including claims against Brue, Dressell or Austin, in their capacities as directors of QDI, shall include a release in form and substance reasonably satisfactory to them.

                  (ii) QDI agrees that, for a period of not less than six years from the Closing Date, if it renews or replaces its existing directors' and officers' liability insurance policy, it will seek to provide coverage for the Holders and Austin, in their capacity as directors or former directors of QDI, under such policy for events occurring prior to the Closing; provided that QDI shall not be required to provide such coverage if to do so would result in policy premiums that would exceed 125% of the premiums that QDI otherwise would be required to pay for such policy.

                  (h) Consent of TCB. For a period of twenty-one (21) days
                      --------------
following the date of termination of this Agreement pursuant to Section 14(a)(iii) or (iv), QDI shall not, without the consent of the Holders, enter into any written agreement by which QDI agrees to (A) sell the stock of any of the Bagel Companies to another Person, (B) sell assets comprising a substantial portion of the Bagel Business to another Person or (C) merge any of the Bagel Companies with another Person, provided that nothing contained in this Section 9(h) shall prohibit QDI from soliciting, discussing or negotiating the possible sale, acquisition or merger of any of the Bagel Companies to, by or with another Person. QDI will promptly notify the Holders of its receipt of notification from TCB that the Banks (as defined in the TCB Credit Agreement) have refused to grant the consent required under the TCB Credit Agreement with respect to the transactions contemplated hereby.

                  10.      Covenants of the Holders.
                           ------------------------

                  (a) Cooperation with QDI. The Holders shall cooperate with QDI
                      --------------------
in connection with QDI's fulfillment of the covenants and conditions set forth herein to be performed or satisfied prior to the Closing and, in connection therewith, the Holders shall furnish QDI with all information reasonably requested by QDI with respect to the transactions contemplated by this Agreement and the Subsidiary Merger Agreement. All information furnished to QDI pursuant to this Section 10(a) shall be subject to the confidentiality provisions set forth in Section 11.

                  (b) Regulatory Approvals and Other Consents. The Holders shall
                      ---------------------------------------
use their reasonable commercial efforts to make all filings with Governmental Bodies as promptly as practicable after the date hereof and to obtain all governmental approvals and any and all other approvals, consents, certifications and waivers, including under the Hart-Scott Act, which are required on the part of the Holders in connection with entering into this Agreement and the Subsidiary Merger Agreement and consummating the transactions contemplated hereunder and thereunder.

                  (c) Reasonable Commercial Efforts.  The Holders shall use
                      -----------------------------
their reasonable commercial efforts to satisfy the conditions precedent to the performance by the parties hereto of their respective obligations under this Agreement, including, without limitation, obtaining the financing contemplated by the Financing Commitments, and the performance of the obligations of the parties to the Subsidiary Merger Agreement. The Holders will promptly notify QDI of its receipt of notification from the financing sources who are parties to the Financing Commitments that they will not be providing the financing contemplated by the Financing Commitments, and of what actions, if any, the Holders have taken or propose to take to obtain alternative financing.

                  (d) Employee Benefits. Brueggers shall cause the Bagel
                      -----------------
Companies to provide, for a period of at least 12 months following the Closing Date, employee benefits to its employees that are comparable to the employee benefits currently provided to similarly situated employees of Affiliates of the Holders engaged in the bagel business as set forth on Annex V hereto.

                  (e) Settlements. Brueggers agrees (on behalf of the Bagel
                      -----------
Companies post-Closing) that any settlement of an action or proceeding including claims against any director or officer or former director or officer of any of the Bagel Companies, in their capacities as such, shall include a release in form and substance reasonably satisfactory to them.

                  (f) Funding Escrow Account. Within two (2) Business Days
                      ----------------------
following receipt of Affiliate Franchise Fees by Bruegger's Franchise Corporation, a Delaware corporation wholly owned by Brueggers ("BFC"), Brueggers shall cause BFC to deposit into the escrow account maintained by the Escrow Agent pursuant to the Escrow Agreement (the "Escrow Account") amounts equal to fifty percent (50%) of such Affiliate Franchise Fees received by BFC until the total amount deposited into such account, and interest and investment earnings thereon (without giving effect to disbursments made from such account in satisfaction of Indemnifiable Franchisee Claims) equals [the difference between $7 million and the amount of the Franchisee Claim Guarantee]. The funding obligation under this

Section 10(f) shall terminate if and when Brueggers and its Subsidiaries shall have received not less than $10 million of aggregate proceeds from the sale or sales (whether in one or more offerings) of equity and/or debt securities in an arms' length transaction with an institutional investor or lender with, in the case of debt securities, a scheduled maturity date of not less than 360 days from the date of issuance at which time all funds in the Escrow Account shall be released to Brueggers.

                  11.      Publicity; Confidentiality; Preservation of Records.
                           ---------------------------------------------------

                  (a) Each party hereto recognizes and acknowledges that the timing and manner of any public disclosure of information relating to the transactions contemplated hereby is of material importance to the business and affairs of the other party. Accordingly, the parties hereto agree to consult with each other and to cooperate in issuing any press release or other public statement with respect to the transactions contemplated hereby. Any such press release or other public statement may only be issued with the prior written consent of the other parties hereto, which consent shall not be unreasonably withheld; provided, however, nothing contained herein shall restrain or prohibit any party from making any press release or other public disclosure which, in the reasonable judgment of such party's counsel, is required by any applicable law or rule or regulation of any Governmental Body or stock exchange or other self-regulatory organization and, provided further, the parties shall use reasonable commercial efforts to provide notice of, and to cooperate with respect to the timing and content of, any press release or other public disclosure contemplated by the immediately preceding proviso.

                  (b) From and after the Closing Date, the Holders and the Bagel Companies will hold, and will use their best efforts to cause, as applicable, their respective officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law (including the rules of any stock exchange or other self-regulatory organization), (i) all confidential documents and information concerning QDI and its Subsidiaries (other than the Bagel Companies) furnished to the Holders or their representatives in connection with the transactions contemplated by this Agreement, except to the extent that such information can be shown to have been (A) previously known on a nonconfidential basis by the Holders, (B) in the public domain through no fault of the Holders or (C) later lawfully acquired by the Holders from sources other than QDI and its Subsidiaries; provided, however, that the Holders may disclose any information covered by this Section 11(b) to its employees, accountants, counsel, consultants, advisors and agents in connection with the transactions contemplated by this Agreement, so long as such Persons are informed by the Holders of the confidential nature of such information and are directed by the Holders to treat such information confidentially. The obligation of the Holders and the Bagel Companies to hold any such information in confidence shall be satisfied if they exercise the same care with respect to such information as they would take to preserve the confidentiality of their own similar information.

                  (c) From and after the Closing Date, QDI will, and will cause each of its Subsidiaries to, hold, and use their best efforts to cause their respective officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law (including the rules of any stock exchange or other self-regulatory organization), (i) all confidential documents and information concerning the Holders and their Affiliates furnished to QDI or any of its representatives in connection with the transactions contemplated by this Agreement, and (ii) with respect to the Bagel Companies, all other confidential documents and information in its possession, except to the extent that such information can be shown to have been, in the case of clause (i), (A) in the public domain through no fault of QDI or any of its Subsidiaries or (B) later lawfully acquired by QDI or any of its Subsidiaries from sources other than the Holders and their Affiliates or, in the case of clause (ii), in the public domain through no fault of QDI or any of its Subsidiaries; provided, however, that QDI may disclose any information covered by this Section 11(c) to its officers, directors, employees, accountants, counsel, consultants, advisors and agents in connection with the transactions contemplated by this Agreement, so long as such Persons are informed by QDI of the confidential nature of such information and are directed by QDI to treat such information confidentially. The obligation of QDI and its Affiliates to hold any such information in confidence shall be satisfied if they exercise the same care with respect to such information as they would take to preserve the confidentiality of their own similar information.

                  (d) QDI and the Holders agree that each of them shall preserve and keep the records held by them relating to the Bagel Business for a period of six (6) years following the Closing Date and shall make such records and personnel available to the other as may be reasonably required by such party in connection with, among other things, any insurance claims by, legal proceedings against or governmental investigations of QDI or the Holders or any of their respective Affiliates or in order to enable QDI or the Holders to comply with their respective obligations under this Agreement and each other agreement, document or instrument contemplated hereby. In the event QDI or the Holders wish to destroy such records after that time, such party shall first give ninety (90) days' prior written notice to the other and such other party shall have the right at its option and expense, upon prior written notice given to such party within that ninety (90) day period, to take possession of the records within one hundred and eighty (180) days after the date of such notice.

                  12.      Indemnification.
                           ---------------

                  (a) QDI Indemnification. In addition to and without limiting
                      -------------------
in any manner the indemnification set forth in Section 13 (it being understood that any indemnification by QDI in respect of Taxes shall be governed solely by
Section 13), QDI hereby indemnifies the Holders, LETHE and their Affiliates (including, from and after the Closing, the Bagel Companies) against, and agrees to hold each of them harmless from, without duplication, any and all damage, loss, liability (whether fixed or contingent, known or unknown), and expense (including reasonable expenses of investigation and reasonable attorneys' fees and expenses in connection with any action, suit or proceeding) (collectively, "Damages"), incurred or suffered by the Holders, LETHE or any of their Affiliates or any of the Bagel Companies arising out of or in respect of (i) any breach of representation or warranty of QDI or any of its Subsidiaries contained herein (other than with respect to representations and warranties contained in Section 4(p), the breach of which shall be governed by Section 13) or in the Subsidiary Merger Agreement; (ii) any breach of covenant or agreement to be performed by QDI or any of its Subsidiaries hereunder or under the Subsidiary Merger Agreement; (iii) any Indemnifiable Franchisee Claims in accordance with Section 12(e); (iv) the Excluded Liabilities; (v) Severance Expenses relating to Bagel Employees terminated (A) by QDI prior to the Closing or (B) by any of the Bagel Companies following the Closing if such employees were QDI Responsibility Employees on the Closing Date but are not listed on Annex III hereto; and (vi) the Florida Guarantee. Notwithstanding anything to the contrary contained in clause (i) of this paragraph (a), (x) the Holders (and, from and after the Closing, the Bagel Companies) shall not be entitled to indemnity under that clause for Damages arising out of or in respect of a breach of a representation or warranty contained herein that forms the basis of a Franchisee Claim (the breach of which shall instead be governed by Section 12(a)(iii) and Section 12(e)), except to the extent that it is finally determined by a nonappealable order of a court of competent jurisdiction that QDI has breached its representation and warranty contained in Section 4(q) (it being understood that treating a claim as a Franchisee Claim shall not prejudice the rights of an Indemnified Party to seek indemnity under Section 12(a)(i) for Damages arising from a breach of any representation or warranty under Section 4(q)); and (y) QDI shall have no liability for any breach of a representation or warranty made by QDI in this Agreement in the event and to the extent that QDI can demonstrate by clear and convincing evidence that (I) the subject matter of such breach involves facts or events that occurred prior to the Brueggers Acquisition Date and (II) either of the Holders had actual knowledge of such facts or events.

                  (b) Holders/Brueggers Indemnification. The Holders (in the
                      ---------------------------------
case of clauses (i) and (ii) below) and Brueggers (in the case of clauses (iii),
(iv) and (v) below) hereby indemnify QDI, its Affiliates and any current or former director or officer of the Bagel Companies against, and agrees to hold each of them harmless from, without duplication, any and all Damages incurred or suffered by QDI or any of its Affiliates arising out of or in respect of (i) any breach of representation or warranty of the Holders contained herein; (ii) any breach of a covenant or agreement to be performed by the Holders hereunder; (iii) any Franchisee Claims which are not Indemnifiable Franchisee Claims in accordance with Section 12(e); (iv) any payments made by QDI in satisfaction of its obligations under any guarantee of any lease to which any of the Bagel Companies is a party, except to the extent such guarantee covers pre-Closing defaults or obligations of QDI or any of its Subsidiaries, relates to an Excluded Store or otherwise would be a claim subject to indemnification under Section 12(a); and (v) any severance expenses in connection with the termination following the Closing of any employee of any of the Bagel Companies (other than QDI Responsibility Employees to the extent provided in Section 12(a)(v)).

                  (c) Procedures for Claims. (i) Except for fraud, the sole
                      ---------------------
remedy after the Closing for Damages resulting from any breach of any representation or warranty is the pursuit of a claim for indemnification pursuant to this Section 12 (or, in the case of the representations contained in Section 4(p), Section 13).

                           (ii)     (A)  A party seeking indemnification
pursuant to this Section 12 (an "Indemnified Party") from or against (x) the assertion of any claim, or the commencement of any action, suit or proceeding, by a third Person, other than a current or former franchisee of the Bagel Business in respect of which indemnity may be sought under Section 12(a)(iii) (a "Third Person Assertion") or (y) a Franchisee Claim shall give prompt notice to the party from whom indemnification is sought (the

"Indemnifying Party") and shall provide the Indemnifying Party such information with respect thereto as the Indemnifying Party may reasonably request, but no failure to give such notice or provide such information shall relieve the Indemnifying Party of any liability hereunder (except to the extent the Indemnifying Party has suffered actual prejudice by such failure).

                           (B)      The Indemnifying Party shall have the right,
exercisable by written notice to the Indemnified Party within ten (10) Business Days following receipt of notice from the Indemnified Party pursuant to Section 12(c)(ii) of a Third Person Assertion, to assume the defense of such Third Person Assertion with counsel reasonably acceptable to the Indemnified Party; provided, however, that the Indemnifying Party shall expressly agree in its notice to the Indemnified Party that as between the Indemnifying Party and the Indemnified Party, solely the Indemnifying Party shall be obligated to satisfy and discharge such Third Person Assertion. If the Indemnifying Party assumes such defense, the Indemnifying Party shall be obligated to pay the costs (including reasonable attorney's fees and expenses) incurred by the Indemnified Party in defending such Third Person Assertion between the date of the commencement of such Third Person Assertion and the date of the Indemnifying Party's assumption of such defense, but not any such costs incurred thereafter.


                           (C)      If the Indemnifying Party does not assume
the defense of any Third Person Assertion in accordance with clause (B) above or, having so assumed such defense, unreasonably fails to defend against such Third Person Assertion at any time after the Indemnifying Party shall have assumed the defense of such Third Person Assertion pursuant to Section

12(c)(ii), then, upon five (5) Business Days' prior written notice to the Indemnifying Party, the Indemnified Party may assume the defense of such Third Person Assertion and shall have the right to consent to the entry of judgment with respect to, or otherwise settle, such Third Person Assertion with the consent of the Indemnifying Party, which consent shall not be unreasonably withheld; provided, however, the Indemnifying Party may withhold its consent if such settlement (1) imposes a continuing non-monetary obligation on the Indemnifying Party or any of its Affiliates which could reasonably be expected to be materially adverse to its business, or (2) does not include an unconditional release of the Indemnifying Party and its Affiliates from all liability in respect of claims that are the subject of such Third Party Assertion. In such event, the Indemnified Party shall be entitled under this
Section 12 as part of its Damages to indemnification for the costs of such defense, but only to the extent it is otherwise entitled to indemnity under this
Section 12.

                           (D)      The Indemnifying Party, if it shall have
assumed the defense of any Third Person Assertion, shall have the right to consent to the entry of judgment with respect to, or otherwise settle, such Third Person Assertion with the consent of the Indemnified Party, which consent shall not be unreasonably withheld; provided, however, that the Indemnified Party may withhold its consent if any such settlement (1) imposes a continuing non-monetary obligation on the Indemnified Party or any of its Affiliates which could reasonably be expected to be materially adverse to its business, or (2) does not include an unconditional release of the Indemnified Party and its Affiliates from all liability in respect of claims that are the subject matter of such Third Person Assertion.

                           (E)      The Indemnifying Party and the Indemnified
Party shall cooperate, and cause their respective Affiliates to cooperate, in the defense or prosecution of any Third Person Assertion and shall furnish or cause to be furnished such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith. The Indemnifying Party or the Indemnified Party, as the case may be, shall have the right to participate, at its own expense, in the defense or settlement of any Third Person Assertion which the other is defending.

                  (iii) Brueggers shall assume the defense of any Franchisee Claim and Brueggers and QDI shall have the respective rights and obligations under Section 12(c)(ii) as would be the case if Brueggers assumed the defense of a Third Person Assertion under Section 12(c)(ii) (except that Damages shall be borne in accordance with Section 12(e)).

                  (iv) In the event an Indemnified Party should have a claim against any Indemnifying Party under this Section 12 that (x) does not involve either a Third Person Assertion or a Franchisee Claim or (y) involves a Third Person Assertion as to which the Indemnifying Party does not elect to assume the defense, the Indemnified Party shall deliver notice of such claim with reasonable promptness to the Indemnifying Party. If the Indemnifying Party does not notify the Indemnified Party within thirty (30) days following its receipt of such notice that the Indemnifying Party disputes its liability to the Indemnified Party under Section 12, such claim specified by the Indemnified Party in such notice shall be conclusively deemed a liability of the Indemnifying Party and the Indemnifying Party shall pay the amount of such liability to the Indemnified Party within five (5) days after expiration of such 30-day period. If the Indemnifying Party timely disputes its liability with respect to such claim, the Indemnifying Party and the Indemnified Party shall proceed in good faith to negotiate a resolution of such dispute and, if not resolved within ten (10) Business Days, either party may institute legal proceedings relating thereto.

                  (d) Certain Limitations on Remedies. QDI shall not have any
                      -------------------------------
liability under Section 12(a)(i) unless the aggregate amount of Damages to the Holders, LETHE and their Affiliates under Section 12(a)(i) exceeds $500,000 in the aggregate, in which event QDI shall have liability for the total amount of Damages in excess of $500,000; provided that QDI shall not be required to indemnify the Holders, LETHE and their Affiliates for any Damages under Section 12(a)(i) in excess of $6,000,000. QDI's obligation to indemnify the Holders, LETHE and their Affiliates for Damages under Section 12(a)(i) shall be satisfied by (x) the reimbursement in cash of the Holders, LETHE and their Affiliates for the first $3,000,000 of any Damages and (y) the reduction of the outstanding principal amount and accrued interest as provided under the Subordinated Note for the remaining $3,000,000 of any Damages.

                  (e) Indemnifiable Franchisee Claims.
                      -------------------------------

                  (A) Procedures for Indemnifiable Franchisee Claims.  If an
                      ----------------------------------------------
Indemnified Party pursuant to Section 12(a)(iii) intends to make a claim to seek reimbursement of Damages incurred in respect of an Indemnifiable Franchisee Claim, the Indemnified Party shall deliver to QDI either (i) a certificate executed by the Indemnified Party (A) stating that a final, nonappealable order of a court of competent jurisdiction has been entered against it in respect of a Franchisee Claim as to which such Indemnified Party is entitled to be indemnified hereunder, and attaching a copy of such order, (B) setting forth in reasonable detail the cash amounts required to be paid by such Indemnified Party in satisfaction of such order and court awarded interest and costs pursuant to such order, (C) setting forth in reasonable detail the expenses (including reasonable attorneys' fees) incurred in defending such action and attaching copies of all invoices, calculations or other information used to calculate such expenses and (D) attaching copies of checks (both front and back) and such other evidence demonstrating that the Indemnified Party has made all payments and disbursements of amounts for which indemnification is sought (a "Litigation Certificate"), or (ii) a certificate executed by the Indemnified Party (A) stating that it has entered into a final settlement agreement with a franchisee in respect of a Franchisee Claim as to which such Indemnified Party is entitled to be indemnified hereunder, and attaching a copy of such settlement agreement, (B) in the case of a settlement of a Franchisee Claim that involves any action, suit or proceeding pending before a court of competent jurisdiction, stating that a stipulation, application, motion or similar filing has been made with the court which will, or asks the court to, dismiss with prejudice the action, suit or proceeding and attaching a copy of such stipulation, application, motion or filing, (C) setting forth in reasonable detail any cash settlement amounts paid by such Indemnified Party pursuant to such agreement, (D) setting forth in reasonable detail the expenses (including reasonable attorneys' fees) incurred in defending such action and reaching such settlement and attaching copies of all invoices, calculations or other information used to calculate such expenses, (E) stating that such settlement agreement contains a general release of QDI for all claims such franchisee may have against QDI and its Affiliates that has been approved by QDI in writing and (F) attaching copies of checks (both front and back) and such other evidence demonstrating that the Indemnified Party has made all payments and disbursements of amounts for which indemnification is sought (a "Settlement Certificate"). The Indemnified Parties will not enter into a settlement agreement with respect to a Franchisee Claim, regardless of whether the Indemnified Party is seeking or is entitled to seek indemnification for such claim, unless (x) such settlement agreement represents the good faith resolution of such Franchisee Claim and (y) the settlement agreement provides for an unconditional release of QDI and its Affiliates of any and all Franchisee Claims which the franchisee may have against QDI and its Affiliates. Further, the Indemnified Parties shall not enter into any agreement which would have the effect of reducing or offsetting any settlement sums which are Damages constituting Indemnifiable Franchisee Claims without QDI also receiving the benefit of such reduction or offset pro rata to its indemnity obligation under this Section 12(e).

                  (B) Certain Limitations on Indemnifiable Franchisee Claims.
                      ------------------------------------------------------
Notwithstanding anything to the contrary contained in this Agreement, within five (5) Business Days following the receipt by QDI of a Litigation Certificate or a Settlement Certificate, QDI shall reimburse, and QDI's obligation to indemnify the Indemnified Parties in respect of Indemnifiable Franchisee Claims shall be limited to the reimbursement of, the Indemnified Parties (x) in cash for fifty cents ($.50) of every dollar ($1.00) of any Damages in respect of the first $6 million of Indemnifiable Franchisee Claims and (y) by reduction of the outstanding principal amount under the Subordinated Note for fifty cents ($.50) of every dollar ($1.00) of any Damages in respect of the remaining Indemnifiable Franchisee Claims, as and when such Damages are paid by the Indemnified Parties; provided that (i)

QDI shall only be liable for Damages arising from settlement of Indemnifiable Franchisee Claims if such settlement includes a release in form and substance reasonably satisfactory to QDI by such franchisee in favor of QDI and its Affiliates for all claims such franchisee may have against QDI and its Affiliates, (ii) QDI shall not be responsible for any settlement entered into with a franchisee more than eighteen (18) months following the Closing Date (except for settlement of any litigation initiated within eighteen (18) months following the Closing Date and pending as of the conclusion of such eighteen
(18) month period), (iii) QDI will be deemed to have indemnified the Indemnified Parties for Indemnifiable Franchisee Claims (x) dollar-for-dollar to the extent that QDI incurs reasonable expenses (including attorney's fees) in connection with the Franchisee Claims listed on Annex VI hereto, and (y) dollar-for-dollar to the extent that QDI makes any payment to a franchisee in satisfaction of a Franchisee Claim, as approved by Brueggers (which approval shall not be unreasonably withheld), which sums, in each such case, shall be credited as payments made by QDI for Indemnifiable Franchisee Claims against QDI's potential liability of $7 million hereunder, and (iv) for purposes of Section 12(a)(iii), "Damages" shall include only out-of-pocket cash payments made to franchisees (A) in settlement of Franchisee Claims and (B) in satisfaction of a final, non-appealable order of a court of competent jurisdiction, each together with all expenses (including reasonable expenses of investigation and reasonable attorneys' fees and expenses) incurred in connection therewith. Notwithstanding the foregoing, if, pursuant to a final, nonappealable judgment or order of a court of competent jurisdiction, QDI pays any Damages with respect to a Franchisee Claim in excess of the amounts which it is required to pay in accordance with this Section 12(e)(B) and neither Brueggers nor any of the Guarantors under the Franchisee Claim Guarantee shall have reimbursed QDI within two (2) Business Days following written demand therefor, in addition to any rights and remedies otherwise available to QDI under this Agreement or at law or equity, QDI may, with respect to up to $7 million of such Damages, deliver a written notice to Brueggers to the effect that (i) QDI has paid such Damages in satisfaction of such judgment or order and
(ii) the amount of such Damages shall be automatically added to the then outstanding principal amount of the Subordinated Note, in which event the outstanding principal amount of the Subordinated Note shall be so adjusted.

                  (C) The Holders and QDI shall each use commercially reasonable efforts to maximize recoveries under all available liability insurance policies maintained by or on behalf of QDI and its Subsidiaries, on the one hand, and the Bagel Companies, on the other, in respect of Damages resulting from or incurred in connection with Franchisee Claims. To the extent that the carriers under any such liability insurance make any payment or reimbursement with respect to Damages in respect of any Franchisee Claim, such payment or reimbursement shall not reduce the maximum amount of Indemnifiable Franchisee Claims for which QDI is responsible under this Section 12(e).

                  (f) Other Matters.  Notwithstanding anything to the contrary
                      -------------
contained in this Agreement, it is the explicit intent of each party hereto that QDI is making no representation or warranty whatsoever, express or implied, except those representations and warranties contained in Section 4 of this Agreement and the Subsidiary Merger Agreement and in any certificate delivered pursuant to Section 8(a) or 8(b). In particular, QDI makes no representation or warranty with respect to (i) the information set forth in any offering circular or confidential memo delivered to the Holders by or on behalf of QDI or (ii) any financial projection or forecast relating to the Bagel Business delivered to the Holders by or on behalf of QDI. With respect to any projection or forecast delivered by or on behalf of QDI to the Holders, the Holders acknowledge that (i) there are uncertainties inherent in attempting to make such projections and forecasts, (ii) they are familiar with such uncertainties, (iii) they are taking full responsibility for making their own evaluation of the adequacy and accuracy of all such projections and forecasts furnished to it and (iv) they shall have no claim against QDI with respect thereto.

                  (g) Allocations.  Notwithstanding anything to the contrary
                      -----------
contained in this Section 12:

                  (i) If the Damages with respect to which QDI is obligated to indemnify the Indemnified Parties pursuant to this Section 12 were incurred or suffered primarily by, or relate primarily to, the Bagel Subsidiaries, then QDI shall make any cash indemnification payment thereof to or as directed by Brueggers.
                  (ii) If the Damages with respect to which QDI is obligated to indemnify the Indemnified Parties pursuant to this Section 12 were incurred or suffered primarily by LETHE, or relate primarily to the Direct Subsidiaries or BDC, then QDI shall make any cash indemnification payment in respect thereof to or as directed by LETHE.

                  (iii) In any case of doubt as to the Indemnified Party to which QDI shall make any indemnification payment pursuant to clauses (i) and
(ii) above, QDI shall make such payment to or as directed by the Holders.

                  (iv) If QDI satisfies its indemnification obligations under this Agreement or the Subsidiary Merger Agreement with respect to Damages suffered or incurred primarily by LETHE, or that relate primarily to the Direct Subsidiaries or BDC, by means of an offset against the Subordinated Note pursuant to Section 12(d) or (e), then, as between Brueggers and LETHE, LETHE shall be deemed to have made a loan to Brueggers in an amount equal to the amount of such offset, which loan shall bear interest accruing at the rate of 12% per annum, and shall be payable by Brueggers to LETHE on the maturity date of the Subordinated Note (and prepayable at the option of Brueggers at any time).

                  (v) Nothing contained in this Section 12(g) is intended to, nor shall it, expand or otherwise alter QDI's indemnification obligations as set forth in this Section 12.

                  13.      Tax Indemnification and Other Matters.
                           -------------------------------------

                  (a) In addition to and without limiting in any manner the indemnification set forth in Section 12 in respect of matters other than Taxes, QDI will be responsible for, will pay or cause to be paid, and will indemnify and hold harmless the Holders and their Affiliates (including, from and after the Closing, the Bagel Subsidiaries) from and against any and all Damages for or in respect of each of the following:

                  (i) any and all Taxes with respect to any taxable period of any of the Bagel Subsidiaries (or any predecessor) ending on or before the Closing Date;

                  (ii) any and all Taxes resulting from any of the Bagel Subsidiaries having been (or ceasing to be) included in any consolidated, combined, or unitary Tax Return that included any of the Bagel Subsidiaries

(or any predecessor) for any taxable period (or portion thereof) ending on or before the Closing Date;

                  (iii) any and all Taxes of any member of a consolidated, combined or unitary group (other than any of the Bagel Subsidiaries) of which any of the Bagel Subsidiaries (or any predecessor) is or was a member on or prior to the Closing Date, by reason of the liability of any of the Bagel Subsidiaries pursuant to Treasury Regulation Section 1.1502-6(a) or any analogous or similar state, local or foreign law or regulation;

                  (iv) any breach by QDI of any representation, warranty or covenant contained in Section 4(p) or this Section 13;

                  (v) any and all Taxes allocated to QDI pursuant to Section 13(b); and

                  (vi) any and all Taxes arising out of the exchange of the QDI Shares for the Brueggers Shares pursuant to Section 2, other than Taxes imposed upon a Holder individually; in each case, except to the extent that a specific reserve for such Taxes is reflected as a current liability on the Final Closing Date Balance Sheet.

                  (b) For U.S. federal income tax purposes, the taxable year of the Bagel Subsidiaries shall end as of the close of the Closing Date. QDI and the Holders shall, unless prohibited by applicable law, take all action necessary or appropriate to close the taxable period of the Bagel Subsidiaries for all tax purposes on the Closing Date. In any case where applicable law does not permit any of the Bagel Subsidiaries to close its taxable year on the Closing Date, then Taxes, if any, attributable to the taxable period of such Bagel Subsidiary that includes, but does not end on, the Closing Date, shall be allocated (i) to QDI for the period up to and including the Closing Date and (ii) to the Bagel Subsidiaries for the period subsequent to the Closing Date. Any allocation of income or deductions required to determine any Taxes attributable to any period that includes, but does not end on, the Closing Date shall be made by means of a closing of the books of the Bagel Subsidiary as of the close of business on the Closing Date; provided, however, that exemptions, allowances or deductions that are calculated on an annual basis (including, but not limited to, depreciation and amortization deductions) shall be allocated between the period ending on the Closing Date and the period after the Closing Date in proportion to the number of days in each period.

                  (c) (i) QDI shall include the Bagel Subsidiaries in (A) the United States consolidated federal income Tax Return of QDI for the taxable period of the Bagel Subsidiaries ending on the Closing Date, and (B) all other consolidated and all combined or unitary Tax Returns of QDI or its Affiliates (other than those including only the Bagel Subsidiaries for the taxable period of the Bagel Subsidiaries ending (or the portion of any taxable year ending) on the Closing Date (such Tax Returns referred to in clauses (A) and (B) hereof are hereinafter referred to as "QDI Consolidated or Combined Returns"). QDI shall properly prepare and timely file all QDI Consolidated or Combined Returns which include any of the Bagel Subsidiaries for all taxable periods ending on or before the Closing Date (which Tax Returns shall include the Bagel Subsidiaries and the reportable items from the assets or operations of the Bagel Subsidiaries through and including the Closing Date). QDI also shall properly prepare and timely file all other Tax Returns of or which include any of the Bagel Subsidiaries required to be filed on or prior to the Closing Date (without regard to extensions). The Tax Returns referred to in the two preceding sentences (insofar as they relate to any of the Subsidiaries) shall be prepared in a manner consistent with past practices, and QDI shall pay all Taxes shown due on such Tax Returns or otherwise levied or assessed upon or any of their assets on or prior to the Closing Date.

                  (ii) The Holders shall be responsible for filing or causing to be filed all Tax Returns required to be filed by or on behalf of any of the Bagel Subsidiaries after the Closing Date, other than the QDI Consolidated or Combined Returns.

                  (iii) With respect to any Tax Return required to be filed by any of the Bagel Subsidiaries for a taxable period of any of the Bagel Subsidiaries that includes, but does not end on, the Closing Date, the Holders shall deliver or cause to be delivered, at least twenty (20) Business Days prior to the due date for filing of such Tax Return (including extensions), to QDI a statement setting forth the amount of Tax for which QDI is responsible pursuant to Section 13(a) or that is allocable to QDI pursuant to Section 13(b), as the case may be (the "Statement"), and copies of such Tax Return. Subject to the remaining provisions of this Section 13(c)(iii), the Holders shall cause the relevant Bagel Subsidiary to file such Tax Return on a timely basis and pay the Taxes shown as due thereon. QDI shall have the right to review and approve (which approval shall not be unreasonably withheld) such Tax Return in the ten
(10) Business Day period following receipt thereof. QDI and the Holders shall attempt in good faith to resolve any disagreement regarding such Tax Returns. In the event the parties are unable to resolve any dispute within ten (10) Business Days following the delivery of such Tax Return, the parties shall jointly retain the Independent Accountants to resolve such dispute. The Independent Accountants shall resolve any issue in dispute as promptly as possible. If the Independent Accountants are unable to make a determination with respect to any disputed issue within five (5) Business Days prior to the due date (including extensions) for the filing of the Tax Return in question, then the Holders shall cause the relevant Bagel Subsidiary to file such Tax Return on the due date (including extensions) therefor without such determination having been made. Notwithstanding the filing of such Tax Return, the Independent Accountants shall make a determination with respect to any disputed issue, and the amount of Taxes for which QDI is responsible under
Section 13(a) or that are allocated to QDI pursuant to Section 13(b), as the case may be, shall be as determined by the Independent Accountants. The fees and expenses of such Independent Accountants shall be borne equally by QDI and the Holders. Not later than (x) five (5) Business Days before the due date for the payment of Taxes with respect to such Tax Return or (y) in the event of a dispute, five (5) Business Days after notice to QDI of the resolution thereof, QDI shall pay to the Holders an amount equal to the Taxes shown on the Statement as being the responsibility of QDI under Section 13(a) or allocable to QDI pursuant to Section 13(b), or in such notice, as the case may be. No payment pursuant to this Section 13(c)(iii) shall excuse QDI from its indemnification obligations pursuant to Section 13(a) if the amount of Taxes as ultimately determined (on audit or otherwise), for the periods covered by such Tax Returns and which are the responsibility of QDI, exceeds the amount of the QDI's payment under this Section 13(c)(iii).

                  (iv) QDI and the Holders shall cooperate fully with each other and provide to each other in a timely fashion such Tax data and other information as may be reasonably required by QDI or the Holders for the preparation of any Tax Returns required to be prepared and filed by QDI or the Holders hereunder, or in connection with the preparation or filing of any election, consent or certification or Tax audit.

                  (d) (i) The Holders shall promptly notify QDI upon receipt of written notice of any Tax audit of or assessments against any of the Bagel Subsidiaries for taxable periods ending on or prior to the Closing Date. QDI shall have the right to represent the Bagel Subsidiaries' interests in any Tax audit or administrative or court proceeding relating to taxable periods of any of the Bagel Subsidiaries ending on or prior to the Closing Date and to employ counsel of its choice at its expense; provided, however, that QDI may not agree to a settlement or compromise thereof without the prior consent of the Holders, which consent will not be unreasonably withheld. QDI shall promptly notify the Holders if it decides not to control the defense or settlement of any such Tax audit or administrative or court proceeding and the Holders thereupon shall be permitted to defend and settle such Tax audit or proceeding.

                  (ii) With respect to any taxable period of any of the Bagel Subsidiaries that includes, but does not end on, the Closing Date, the Holders shall promptly notify QDI upon receipt of written notice of any Tax audit of or assessments against any of the Bagel Subsidiaries for such period, and the Holders and QDI shall jointly control the defense and settlement of any Tax audit or administrative or court proceeding and each party shall cooperate with the other party at its own expense, and there shall be no settlement or closing or other agreement with respect thereto without the consent of the other party, which consent will not be unreasonably withheld.

                  (iii) QDI will promptly notify the Holders of the commencement of any claim, audit, examination or other proposed change or adjustment by any taxing authority which may affect the liability of any of the Bagel Subsidiaries for Taxes and QDI shall keep the Holders duly informed of the progress thereof.

                  (e) Any refunds of Taxes, to the extent such refunds relate to a taxable period ending on or before the Closing Date or, with respect to a taxable period that includes, but does not end on, the Closing Date, the portion of such taxable period ending on the Closing Date, in both cases for which QDI indemnifies the Holders hereunder, except to the extent that such amounts are reflected as an asset on the Final Closing Date Balance Sheet and which are received by the Holders or any of the Bagel Subsidiaries after the Closing Date, shall be remitted (net of Tax) to QDI.

                  (f) Notice of any claim for indemnity pursuant to Section 13 with respect to any taxable period of any of the Bagel Subsidiaries must be received by the party against whom such claim is made no later than ninety (90) days after the later of (i) the expiration of the applicable statute of limitations with respect to such taxable period or (ii) the receipt by the Holders or any of the Bagel Subsidiaries or their Affiliates of a notice, claim, demand, assessment or deficiency for Taxes by any Tax authority.
                  (g) Any dispute as to any matter covered pursuant to Section 13 shall be resolved by the Independent Accountants. The fees and expenses of such accounting firm shall be borne equally by the parties.

                  14.      Termination.  (a)  This Agreement may be terminated
                           -----------
at any time prior to the Closing: (i) by mutual consent of the Holders and QDI,
(ii) by the Holders or by QDI if the Closing shall not have been consummated on or before forty-five (45) days after the date hereof, or, in the event that the condition contained in Section 7(d) is satisfied on or prior to such forty-fifth (45th) day, thirty (30) days after the date such condition is satisfied, but in no event less than forty-five (45) days after the date hereof or more than fifty-one (51) days after the date hereof, (iii) by the Holders if the condition to QDI's obligations hereunder contained in Section 7(d) shall not have been satisfied after the twenty-first (21st) day after the date hereof and on or prior to the twenty-eighth day following the date hereof,
(iv) by the Holders or by QDI following receipt by QDI and the Holders of notice from TCB that the Banks (as defined in the TCB Credit Agreement) have refused to grant the consent required under the TCB Credit Agreement with respect to the transactions contemplated hereby or (v) by QDI not less than two (2) Business Days following the date of receipt by the Holders and QDI of notice that the financing for the transactions contemplated by the Financing Commitments will not be made available to the Holders if the Holders shall not have demonstrated to the reasonable satisfaction of QDI that alternative financing on terms not materially less favorable to QDI is available; provided, however, that the right to terminate this Agreement pursuant to clause (ii) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Closing to occur on or before such date.

                  (b) If this Agreement is terminated pursuant to Section 14(a), this Agreement (other than Sections 9(h) and 17(i)) shall forthwith become void and of no further force or effect and there shall be no liability or obligation on the part of the Holders or QDI hereunder; provided, however, that termination pursuant to clause (ii), (iii), (iv) or (v) of Section 14(a) shall not relieve any party of liability for any willful breach of this Agreement arising at or prior to the time of such termination.

                  15.      Notices. Any and all notices, designations or any
                           -------
other communication provided for herein shall be made by hand-delivery, first-class mail (registered or certified, return receipt requested), telecopier or overnight air courier (i) in the case of QDI, to Quality Dining, Inc., 4220 Edison Lakes Parkway, Mishawaka, Indiana 46545, Attention: John C. Firth, Esq., Secretary, telecopy number (219) 271-4612 (or such other addresses or telecopy number as QDI may designate), and (ii) in the case of the Holders to Nordahl L. Brue and Michael J. Dressell, Champlain Management Services, 159 Bank Street, Burlington, Vermont 05401, telecopy number (802) 660-4034 (or such other address or telecopy number as the Holders may designate). Except as otherwise provided in this Agreement, each such notice shall be deemed given at the time delivered by hand, if personally delivered; five (5) Business Days after being deposited in the mail, postage prepaid, if mailed; when receipt acknowledged, if telecopied; and the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery. A copy of such notice shall be sent by the same means, (A) in the case of a notice to QDI to
(1) Baker & Daniels, 300 North Meridian Street, Indianapolis, Indiana 46204,
Attention: James A. Aschleman, Esq., telecopy number (317) 237- 1000, and (2) Milbank, Tweed, Hadley & McCloy, One Chase Manhattan Plaza, New York, New York 10005-1413, Attention: Lawrence Lederman, Esq., telecopy number (212) 530-5219, and (B) in the case of a notice to the Holders to (1) Sheehey, Brue, Gray & Furlong Professional Corporation, Gateway Square, 30 Main Street, Burlington, Vermont 05402 Attention: David T. Austin, Esq., telecopy number (802) 864-6815, and (2) Weil, Gotshal & Manges LLP, 767 Fifth Avenue, New York, New York 10153,
Attention: David E. Zeltner, Esq., telecopy number (212) 310-8007.

                  16.      Non-Competition. During the period commencing on the
                           ---------------
Closing Date and ending on the eighteen-month anniversary of the Closing Date, neither QDI nor any of its Subsidiaries will engage anywhere in the world in the business of owning, operating or franchising bagel bakeries or other retail stores that specialize in selling bagels (a "Competing Business"); provided, however, that such covenant shall not (i) prohibit the incidental sale of bagels by QDI or any of its Subsidiaries through franchise restaurants or stores which do not specialize in the sale of bagels, (ii) prohibit the sale of QDI or any of its Subsidiaries to a Person engaged in the business of owning, operating or franchising bagel bakeries or (iii) the acquisition by QDI of a diversified company (the "Acquired Company") that owns a Competing Business, provided, however, that (A) the Competing Business would not constitute a "significant subsidiary", as defined in Rule 1-02(w) of Regulation S-X under the Exchange Act, of QDI and its Subsidiaries after the acquisition of the Acquired Company and (B) if the Competing Business constitutes more than 20% of the consolidated sales of the Acquired Company (as indicated on the Acquired Company's latest annual audited financial statements), then QDI shall dispose of the Competing Business within 12 months after the acquisition date. The parties hereto acknowledge that the business of the Bagel Companies is of a special, unique and extraordinary character and that irreparable injury would be sustained by the Holders in the event of a violation by QDI of any of the provisions of this
Section 16, and by reason thereof QDI consents and agrees that if it violates any of the provisions of this Section 16, the Holders and Brueggers shall be entitled to an injunction to be issued by any court of competent jurisdiction restraining QDI from committing or continuing any violation of this Section 16.

                  17.      General.
                           -------

                  (a) Entire Agreement.  This Agreement, including the
                      ----------------
Exhibits and Schedules hereto, contains the entire understanding and agreement of the parties hereto with respect to the subject matter hereof.

                  (b) Survival. The covenants and agreements of the parties
                      --------

contained herein shall survive the execution and delivery of this Agreement and the transactions contemplated herein. All representations and warranties contained herein shall survive the execution and delivery of this Agreement, any examination by or on behalf of the parties hereto, the Closing and the completion of the transactions contemplated herein for a period of one (1) year commencing on the Closing Date; provided, however, that (i) the representations and warranties of QDI contained in Sections 4(b), (c), (g), (n) and (v) of this Agreement shall survive the Closing and remain in full force and effect indefinitely, (ii) the representations and warranties of QDI contained in Sections 4(k), (o) and (p) shall survive the Closing and remain in full force and effect until the expiration of 30 days after the applicable statutes of limitations with respect to the matters referred to therein and (iii) the representations and warranties of the Holders contained in Sections 5(a) and 5(b) shall survive the Closing and remain in full force and effect indefinitely. Notwithstanding anything to the contrary contained herein, a representation or warranty that is the basis for a claim for indemnification timely made hereunder or under the Subsidiary Merger Agreement shall continue to survive with respect to such claim until the final resolution of such claim.

                  (c) Further Assurances.  The parties hereto each agree to
                      ------------------
execute such other instruments, documents or agreements as may be reasonably necessary or desirable for the implementation of this Agreement and the consummation of the transactions contemplated hereby. In addition, each of the parties hereto agrees to provide reasonable access to such party's personnel, documents and materials, upon five (5) Business Days' prior notice, at the visiting party's expense and without any business interference to the party providing such access, as may be reasonably necessary or desirable for the implementation of this Agreement and the consummation of the transactions contemplated hereby.

                  (d) Amendment; Waiver.  This Agreement may be amended or
                      -----------------
waived only by a written instrument signed by the party against whom enforcement thereof is sought.

                  (e) Binding Effect; Assignment. This Agreement shall be
                      --------------------------
binding upon and inure to the benefit of the parties hereto and their respective successors, legal representatives and assigns, provided, however, that no party may assign, delegate or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the other party, except that Holders shall have the right to collaterally assign any of their rights under this Agreement (including, but not limited to, its indemnification rights) to the Holders' lenders without QDI's prior written consent.

                  (f) Section Headings.  The section headings contained in this
                      ----------------
Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

                  (g) Governing Law. This Agreement shall be governed by, and
                      -------------
construed and enforced in accordance with, the laws of the State of New York, without giving effect to the provisions, policies or principles thereof respecting conflict or choice of laws.

                  (h) Severability. If at any time subsequent to the date of
                      ------------
this Agreement any provision of this Agreement shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force or effect but the illegality or unenforceability of such provision shall have no effect upon or impair the enforceability of any other provision.

                  (i) Expenses.  Each party hereto shall pay its own fees and
                      --------
expenses in connection with this Agreement.

                  (j) Counterparts. This Agreement may be executed in
                      ------------
counterparts, each of which shall be deemed an original but all of which taken together shall constitute but one and the same agreement.

                  (k) No Third Party Beneficiaries. This Agreement shall be
                      ----------------------------
binding upon and inure solely to the benefit of the parties hereto and their permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person (other than any Indemnified Party in accordance with Section 12 and any individual referred to in Section 9(g) or 10(e)) any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

                  (l) Tax Certificates. No party hereto shall have the right to
                      ----------------
bring any action or claim against any Person delivering a Tax Certificate pursuant to Section 7(h) to recover Damages in connection with any statements or representations made in such Tax Certificate.

                  IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.


                                          QUALITY DINING, INC.


                                          By:  /s/ Daniel B. Fitzpatrick
                                                   ---------------------
                                             Name: Daniel B. Fitzpatrick
                                             Title: President


                                          BRUEGGER'S CORPORATION


                                          By:  /s/ Daniel B. Fitzpatrick
                                                   ---------------------
                                             Name: Daniel B. Fitzpatrick
                                             Title:President



                                              /s/ Nordahl L. Brue
                                                  ----------------------
                                                  NORDAHL L. BRUE


                                             /s/ Michael J. Dressell
                                                 -----------------------
                                                 MICHAEL J. DRESSELL